UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 3, 2013, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan and to reaffirm the material terms of such plan as modified by such amendment;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

4.

To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 8, 2013, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April 2, 2013

PROXY STATEMENT TABLE OF CONTENTS

Page
General	1
Proxies and Voting	1
Proposal One: Election of Directors	3
Nominees for Class I Directors	3
Backgrounds of Class I Director Nominees (Terms expiring in 2016)	3
Backgrounds of Continuing Class II Directors (Terms expiring in 2014)	4
Backgrounds of Continuing Class III Directors (Terms expiring in 2015)	5
Majority Voting Policy for Incumbent Directors	5
Beneficial Ownership Information for Directors and Named Executive Officers	6
Proposal Two: Amendment to the 2009 Equity Incentive Compensation Plan and Reaffirmation of the Material Terms of Such Plan as modified by such Amendment	8
Proposal	8
Shares Available for Issuance under the Plan	8
Summary of the Plan	8
Reasons for Termination of Employment	10
Stock Price	12
Number of Awards	12
Federal Income Tax Information	12
Reasons for Shareholder Approval	14
Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm	15
Proposal Four: Advisory Vote on Compensation Paid to Named Executive Officers as Disclosed in this Proxy Statement	16
Board of Directors and Board Committees	17
Board Meetings	17
Board Committees and Committee Meetings	17
Compensation of Outside Directors and Outside Director Compensation Table	18
2012 Outside Director Compensation	19
Outside Directors’ Ownership of Restricted Share Units and Stock Options	20
Corporate Governance	21
Director Independence	21
Communications with the Board	21
Director Attendance at Annual Meeting of Shareholders	21
Executive Sessions of Independent Directors	21
Nomination of Directors	21
Board Leadership	23
Risk Oversight	24
Other Governance Issues of Interest	25
Availability of Corporate Governance Documents	25
Compensation Discussion and Analysis	26
Executive Summary	26
Executive Compensation Philosophy	32
How the Amount of Executive Compensation is Determined	33
Executive Compensation Program Elements	35
Contractual Arrangements with Named Executive Officers	50
Tax Deductibility of Executive Compensation	51
Stock Ownership Guidelines	51
Anti-Hedging Policy	52
Summary Compensation Table for 2012	53
Grants of Plan-Based Awards in 2012	56
Outstanding Equity Awards at Fiscal 2012 Year-End	58
Option Exercises and Stock Vested in Fiscal 2012	59

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 3, 2013 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 2, 2013.

This Proxy Statement, the form of proxy, and the Company’s 2012 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 8, 2013 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 40,515,134 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of Class I directors), the nominees receiving the highest number of votes will be elected as directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Proposal One is considered a non-routine matter under the broker discretionary voting rules, and therefore, brokers may not vote uninstructed Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (approval of an amendment to the 2009 Equity Incentive Compensation Plan and reaffirmation of the material terms of such plan as modified by such amendment), the vote required to approve this Proposal is the favorable vote of a majority of the outstanding Common Shares voted on such Proposal. Abstentions on this Proposal have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Two is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Two.

For Proposal Three (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal. Abstentions will have the same effect as a vote against it. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Three, your broker may vote your Common Shares on this Proposal at its discretion.

Proposal Four (vote on compensation to the Company’s named executive officers as described in this Proxy Statement) is advisory only and therefore is not binding on our Board of Directors. However, the Compensation Committee may take into account the outcome of Proposal Four when considering future executive compensation arrangements. Abstentions on Proposal Four have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Proposal Four is considered a non-routine matter, so if you do not instruct your broker as to how you want your Common Shares voted on this Proposal, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count regarding Proposal Four.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class I directors; (2) for the approval of an amendment to the 2009 Equity Incentive Compensation Plan and the reaffirmation of the material terms of such plan as modified by such amendment; (3) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and (4) for the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 62% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THIS PROXY STATEMENT AND IN FAVOR OF EACH OF PROPOSALS TWO, THREE AND FOUR.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class I Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms.

The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. Robert E. Baker, Thomas E. Markert and Alexander B. Trevor, the three persons recommended by the Nominating and Governance Committee of our Board and each of whom is an incumbent Class I director, have been nominated for re-election as Class I directors at the Annual Meeting.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named below as Class I directors, each to hold office until the 2016 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES NAMED BELOW AS CLASS I DIRECTORS.

Backgrounds of Class I Director Nominees (Terms expiring in 2016)

Robert E. Baker

Robert E. Baker, 66, has been a director since 2007. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from 1999 to 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from 2004 to 2006.

Mr. Baker has been nominated for re-election as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 55, has been a director since 2007. Mr. Markert has served as CEO of Digital Tailwind LLC, a digital marketing agency, since March 2012. Mr. Markert was an officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, from May 2008 until accepting his current position. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 to May 2008. He also served as Global Chief Marketing and Client Service Officer of ACNielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. For more than five years prior thereto, Mr. Markert held various executive positions within ACNielsen.

Mr. Markert has been nominated for re-election as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in marketing, branding and market research to the Board.

Alexander B. Trevor

Alexander B. Trevor, 68, has been a director since 2006. Mr. Trevor has served as President of Nuvocom Incorporated, a provider of patent litigation support services, since October 1996. He was a director of Applied Innovation Inc., a publicly traded provider of network management solutions for the communications industry, from 1997 to May 2007.

Mr. Trevor has been nominated for re-election as a director because of his experience as a senior executive and his former experience as a director of a publicly traded company. He also brings geographic diversity to the Board. In addition, Mr. Trevor brings expertise in information technology and computer systems to the Board.

Backgrounds of Continuing Class II Directors (Terms expiring in 2014)

David J. D’Antoni

David J. D’Antoni, 68, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004, and Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., from July 1988 until March 1999. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. D’Antoni was last nominated in 2011 to serve as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 68, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Partners Corp., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

Mr. Meuse was last nominated in 2011 to serve as a director because of his experience as a senior executive, his experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 60, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Ohio, since January 2003. She served as Executive Director of the Columbus Airport Authority from December 2000 until accepting her current position.

Ms. Roberts was last nominated in 2011 to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2015)

Eileen A. Mallesch

Eileen A. Mallesch, 57, has been a director since August 2010. Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 to December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company.

Ms. Mallesch was last nominated in 2012 to serve as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, in particular in the insurance industry. She also brings gender diversity to the Board.

Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr., 62, has been a director since 2006, when he was appointed to the Board in connection with being retained as President and Chief Executive Officer of the Company. Mr. Restrepo has served as the Chairman of the Board, President and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”) and Milbank Insurance Company (“Milbank”), each a wholly owned subsidiary of the Company, and of State Auto Mutual, since 2006.

Mr. Restrepo was last nominated in 2012 to serve as a director because of his extensive and valuable experience in operations, marketing, sales, and general management of a property and casualty insurance company, including his unique knowledge and understanding of the Company’s operations as a result of his more than seven years in serving as the Company’s President and Chief Executive Officer. He also has valuable experience in acquisitions, strategic planning and leadership development.

Paul S. Williams

Paul S. Williams, 53, has been a director since 2003. Mr. Williams has served as a Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, since May 2005. He was an officer of Cardinal Health, Inc., a global provider of products and services to healthcare providers and manufacturers, for more than five years prior to that time, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Williams is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

Mr. Williams was last nominated in 2012 to serve as a director because of his experience as a lawyer and as the General Counsel of a publicly traded company and his knowledge in acquisitions and divestitures, legal and regulatory matters. Mr. Williams also brings racial diversity to the Board. In addition, Mr. Williams brings significant expertise in human resources, leadership development and executive compensation policy matters to our Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page 53 of this Proxy Statement) as of March 8, 2013:

Name	Common Shares Beneficially Owned(1)		Stock Options(2)	Restricted Share Units(3)	Total Beneficial Ownership of Common Shares and RSUs		Percent of Class
Robert E. Baker	2,800		0	15,142	17,942		*
David J. D’Antoni	64,657		8,400	18,558	91,615		*
Eileen A. Mallesch	3,800		0	8,825	12,625		*
Thomas E. Markert	500		0	15,142	15,642		*
David R. Meuse	65,000		0	16,842	81,842		*
Robert P. Restrepo, Jr.	97,564	(4)(5)	276,156	N/A	373,720		*
S. Elaine Roberts	1,000		7,400	18,558	26,958		*
Alexander B. Trevor	500		0	16,842	17,342		*
Paul S. Williams	325		4,200	18,558	23,083		*
Steven E. English	9,477		84,627	N/A	94,104		*
Jessica E. Buss	1,634		11,718	N/A	13,352		*
Clyde H. Fitch	14,505		72,371	N/A	86,876		*
James A. Yano	8,561		44,061	N/A	52,622		*
Directors and Officers as a group (18 persons)	299,193		698,093		997,286	(6)	2.4	%(6)

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

(2)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 8, 2013.
(3)

Represents Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan.

(4)

Includes 16,707 Common Shares from a restricted stock award and 1,315 Common Shares from dividend reinvestment, both of which are subject to a risk of forfeiture if, prior to March 3, 2014, Mr. Restrepo’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 3, 2014, Mr. Restrepo dies or becomes disabled or his employment is terminated without cause or in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 3, 2014.

(5)

Includes 21,526 Common Shares from a restricted stock award and 802 Common Shares from dividend reinvestment, both of which are subject to a risk of forfeiture if, prior to March 1, 2015, Mr. Restrepo’s employment is terminated or he violates any provision of the restricted stock agreement applicable to these Common Shares. However, these Common Shares will not be forfeited, and will automatically vest, if, prior to March 1, 2015, Mr. Restrepo dies or becomes disabled or his employment is terminated without cause or in connection with a change in control of the Company. These Common Shares are also subject to restrictions on transfer until March 1, 2015.

(6)	Does not include Restricted Share Units granted to directors.

PROPOSAL TWO: AMENDMENT TO THE 2009 EQUITY INCENTIVE COMPENSATION PLAN AND REAFFIRMATION OF THE MATERIAL TERMS OF SUCH PLAN AS MODIFIED BY SUCH AMENDMENT

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to amend the Company’s 2009 Equity Incentive Compensation Plan (the “Plan”). This amendment, hereinafter referred to as the “second amendment,” would modify the Plan to: (i) authorize additional Common Shares for awards under the Plan; (ii) create a fungible reserve for Common Shares to be issued under the Plan; (iii) prohibit replacing or repricing certain stock option awards without shareholder approval; (iv) require a three-year vesting schedule for stock option and restricted stock awards; (v) prohibit the grant of dividends and/or dividend rights on unearned performance shares; and (vi) require termination of employment within one year of a change in control or potential change in control in order to trigger accelerated vesting under the Plan. These modifications are proposed to enable the Plan to continue to provide appropriate and meaningful awards and maintain the Plan on a competitive basis.

At the 2009 annual meeting, shareholders first approved the Plan. Shareholders approved the first amendment to the Plan at the 2011 annual meeting.

Shares Available for Issuance under the Plan

A total of 2,000,000 Common Shares were initially reserved under the Plan, of which 53,993 remain available for issuance as of March 1, 2013. Under the second amendment, an additional 1,000,000 Common Shares would be made available for awards under the Plan. In addition, under the second amendment, each Common Share issued or transferred pursuant to an award of stock options would reduce the aggregate Plan limit of available Common Shares by one Common Share and each Common Share issued or transferred (and in the case of restricted shares, released from all substantial risk of forfeiture) pursuant to an award other than stock options would reduce the aggregate Plan limit of available Common Shares by (i) one Common Share if issued or transferred pursuant to an award granted prior to the effective date of the second amendment; and (ii) three Common Shares if issued or transferred pursuant to an award granted on or after the effective date of the second amendment.

No more than 33% of the Common Shares authorized for issuance under the Plan may be granted in the form of awards other than stock options. The maximum number of Common Shares subject to awards of options, restricted shares and performance shares that may be granted in any calendar year to any individual is 250,000 shares. The maximum number of performance units that may be granted in any calendar year to any individual is 100,000 performance units.

Summary of the Plan

The following discussion describes the important aspects of the Plan. This discussion is intended to be a summary of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A. This summary may not include some details that may be important to you. For this reason, you are encouraged to read the Plan in its entirety.

Purpose

The purpose of the Plan is to advance the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain highly qualified key employees and by providing such employees with additional incentives and compensation to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. These purposes will be achieved by granting to key employees equity-based awards, including stock options, restricted shares, performance shares, performance units and other stock-based awards.

Eligibility

Only employees of the Company or its parent or one of the Company’s or its parent’s subsidiaries or affiliates who perform services in an executive, administrative, professional or technical capacity and who, in the opinion of the committee administering the Plan, have responsibilities affecting the management, development or financial success of the Company or one of its subsidiaries or other affiliated entities are eligible to participate in the Plan. As of the date of this Proxy Statement, there were approximately 108 eligible employees.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee’s authority to administer the Plan includes, among other things, the authority to grant awards, including the number and type of awards, the frequency of award grants, the terms and conditions of the awards, the number of shares subject to each award and the expiration date of each award. Each award grant must be evidenced by a written award agreement between the employee to whom the award was granted and the Company. In granting awards, the Committee is required to consider the level and responsibility of an employee’s position, the employee’s performance, level of compensation and assessed potential, as well as any other factors deemed relevant by the Committee. The Committee is also authorized to determine the vesting requirements, if any, that will apply to award grants and to interpret the provisions of the Plan. The Committee has the authority to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), options that do not qualify as incentive stock options under the Code (these options are sometimes referred to as “non-qualified stock options”), restricted shares, performance shares, performance units and other stock-based awards. Awards may be granted alone or in addition to other awards granted under the Plan. No consideration is received by the Company or its subsidiaries for the granting of awards under the Plan.

Change in Control

Currently under the Plan, in the event of a “change in control” or “potential change in control” of the Company (generally defined by reference to the acquisition of a specified percentage of voting power, or a change in the composition of the Board of Directors, or an acquisition of the Company that requires shareholder approval, or a transaction involving the Company or its affiliates that requires shareholder approval and has the effect of causing the Company to cease to be a public company), all stock options which are not otherwise vested automatically vest and become exercisable in full and all restrictions applicable to any restricted stock, performance shares or performance units automatically lapse such that those awards become fully vested.

Under the second amendment accelerated vesting would occur only if the participant incurs a termination of employment with the Company and any related entity within one year of the change in control or potential change in control or if the change in control or potential change in control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the transaction. Such provision reflects an industry best practice and is in accordance with the language contained in award grants issued since 2012.

Within 30 days following a “change in control” or “potential change in control” of the Company, all outstanding options may be terminated by the Company upon the payment of cash in an amount equal to the difference between the exercise price of the option and the “change in control price” (generally defined to mean the highest fair market value of the Common Shares underlying the options at any time during the sixty-day period preceding the event that triggered the change in control or potential change in control provisions). If the change in control price is less than the exercise price, the option may be terminated without any payment.

Amendment and Termination

The Board of Directors may at any time suspend, amend or terminate the Plan. However, except as otherwise provided in the Plan, the Board of Directors may not take any action that materially and adversely affects any outstanding awards granted under the Plan without obtaining the consent of the individuals who have been granted such awards and certain amendments may require shareholder approval. In addition, no amendment may be made by the Board of Directors without shareholder approval if the amendment would effect any change which requires shareholder approval under any applicable laws or regulations, such as the Nasdaq Marketplace Rules.

By its terms, the Plan will automatically terminate in 2019.

Stock Options

Exercise Price. The exercise price of either incentive stock options or non-qualified stock options granted under the Plan may not be less than the fair market value of the Common Shares underlying the option at the time the option is granted. Fair market value is currently based upon the last sale price of the Common Shares as reported on the Nasdaq Stock Market as of the close of the trading day the option is granted. However, if a participant owns more than 10% of the combined voting power of all classes of stock issued by the Company, the exercise price of an incentive stock option granted to such person may not be less than 110% of such fair market value. The exercise price of any stock option granted under the Plan may not be changed or modified after the time of grant unless such change or modification is made with the prior approval of the Company’s shareholders. The second amendment is intended to confirm the Company’s current practice of, except in connection with a corporate transaction involving the Company, not reducing the exercise price of outstanding stock options or canceling outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock option without shareholder approval.

Term. No stock option may be exercised more than ten years after the date of grant (five years with respect to an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock issued by the Company). The second amendment is intended to reflect the Company’s practice of subjecting each stock option to a minimum three-year vesting period. Participants whose employment is terminated for reasons other than retirement, disability or death must exercise all of their vested options within the earlier of 90 days of such termination or the expiration date of the option (options which are not vested immediately lapse). If a participant’s employment is terminated due to illegal conduct, all of such participant’s options, whether or not vested, immediately lapse without any further force or effect as of such termination). If the participant’s employment is terminated as a result of retirement, disability or death, all of such participant’s options, whether or not vested, become exercisable immediately and must be exercised by the following dates:

Reason for Termination of Employment	Incentive Stock Options	Non-Qualified Stock Options
– Retirement	– within the earlier of 90 days of such termination or the expiration date of the option	– on or before the expiration date

– Disability	– within the earlier of one year of such termination or the expiration date of the option	– on or before the expiration date

– Death	– within the earlier of one year of such termination or the expiration date of the option	– on or before the expiration date of the option or, in the case of termination within 90 days of the expiration date, within 180 days from the date of termination

Non-Transferability of Options. Options may be transferred only by will or the laws of descent and distribution except that the Committee may authorize gifts of options (provided that they are not incentive stock options) to a grantee’s parents, spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more of these persons or to a partnership whose only partners are one or more of these persons. In addition, non-qualified stock options and, if permitted by applicable law, incentive stock options may be transferred pursuant to “qualified domestic relations orders” to a grantee’s former spouse. Options may be exercised only by a grantee or his or her legal representative or, if gifted or otherwise transferred, by the permitted transferee or the transferee’s legal representative.

Restricted Shares

Restricted shares are Common Shares that are subject to a vesting schedule and other restrictions. The vesting schedule and the lapsing, if any, of the restrictions, are determined by the Committee. However, under the second amendment, restricted shares would be subject to a minimum three-year vesting period, reflecting the Company’s historic practice. Unless otherwise determined by the Committee, upon the voluntary or involuntary termination of the participant’s employment for any reason, including death or disability, any shares still subject to restrictions will be forfeited. The Committee has the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the restricted shares during the restriction period.

Performance Shares and Units

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals established by the Committee are achieved during the performance period established by the Committee. In making such awards, the Committee establishes organizational performance goals, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders’ return or any other performance goal approved by the shareholders of the Company in accordance with Code Section 162(m), which, depending on the extent to which they are met, determines the number and/or the value of performance shares and performance units to be paid out to participants. The Committee also establishes the performance period for each award, which period may not be less than one calendar year.

The purchase price of performance shares will be established by the Committee, and may be zero. The maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares. Because (i) the maximum number of performance shares that may be granted in any calendar year to any individual is 250,000 shares, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 250,000 shares multiplied by the fair market value of such performance shares.

Performance units will have an initial dollar value established by the Committee at the time of the award, but will not be less than a value per unit equal to the fair market value of a Common Share of the Company. The maximum number of performance units that may be granted in any calendar year to any individual will be 100,000 performance units. Because (i) the maximum number of performance units that may be granted in any calendar year to any individual is 100,000 units, and (ii) the minimum performance period is one calendar year, the maximum amount of compensation that could be paid to a participant for a one-year performance period would be equal to 100,000 multiplied by the fair market value of the Common Shares.

Upon the termination of employment before the end of any performance period due to death, disability or change in control, the Committee, taking into consideration the performance of the participant and the performance of the Company over the performance period, may authorize the payment of all or a portion of the amount which would have been paid to the participant had such participant’s employment continued to the end of the performance period. If the participant’s employment terminates for any other reason, all performance shares and performance units are forfeited. The Committee will have the authority to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited) and other shareholder rights associated with the performance shares during the performance period. However, under the second amendment, dividends and/or dividend rights may not be granted in connection with unearned performance shares.

Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Common Shares and factors that may influence the value of Common Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and awards valued by reference to the book value of Common Shares or the value of securities of or the performance of specified subsidiaries of the Company. The Committee determines the terms and conditions of such awards.

Non-Transferability of Awards Other than Options

Awards other than options granted under the Plan generally may not be sold, pledged, transferred or assigned. If the Committee makes an award under the Plan transferable, such award may contain such additional terms and conditions as the Committee deems appropriate.

Forfeiture Events

The Board may require that all or a portion of the value of the awards, as well as any gain on the exercise of awards, is subject to a repayment obligation upon (i) the violation of any non-competition and/or confidentiality obligations applicable to the participant, (ii) a financial restatement where the amount of the participant’s award was calculated based on the achievement of certain financial results which were the subject of a subsequent financial restatement and in which the participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the restatement (if the participant’s award would have been lower if the financials had been properly reported); or (iii) the participant engages in any wrongful conduct during the participant’s employment with the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates which has a material adverse effect on the Company or such entity.

Stock Price

On March 14, 2013, the closing price of the Common Shares as reported by the Nasdaq Stock Market was $16.45.

Number of Awards

The number of awards that an employee may receive under the Plan is at the discretion of the Committee and therefore cannot be determined in advance.

Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company and its affiliates of awards granted under the Plan. Tax consequences for any particular individual may be different.

Stock Options

Federal income taxation of the various events related to the options (option grant, option exercise and sale of shares) under the Plan is different for incentive stock options and non-qualified stock options.

Non-Qualified Stock Options. In general, for federal income tax purposes under present law:

(a)	The grant of a non-qualified stock option, by itself, will not result in income to the optionee.

(b)

Except as provided in (e) below, the exercise of a non-qualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares underlying the option on the date of exercise over the exercise price.

(c)

Except as provided in (e) below, the optionee’s tax basis of shares acquired upon the exercise of a non-qualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

(d)

No deduction will be allowable to the Company upon the grant of a non-qualified stock option, but upon the exercise of a non-qualified stock option, a deduction will be allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the optionee exercising the option if the Company withholds appropriate federal income tax and provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of a non-qualified stock option and the payment of the exercise price by the delivery of shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of shares received will be the same as the tax basis of shares surrendered and the holding period of the optionee in shares received will include his or her holding period in shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such shares will be equal to the fair market value of such shares at the time of exercise and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

Incentive Stock Options. In general, for federal income tax purposes under present law:

(a)

Neither the grant nor the exercise of an incentive stock option, by itself, will result in income to the optionee; however, the excess of the fair market value of the shares underlying the option at the time of exercise over the exercise price is (unless there is a disposition of shares acquired upon exercise of an incentive stock option in the taxable year of exercise) includable in alternative minimum taxable income which may, under certain circumstances, result in an alternative minimum tax liability to the optionee.

(b)

If shares acquired upon the exercise of an incentive stock option are disposed of in a taxable transaction after the later of two years from the date on which the incentive stock option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee’s basis which, except as provided in (e) below, is the exercise price.

(c)

Except as provided in (e) below, if the shares acquired upon the exercise of an incentive stock option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee upon exercise of the incentive stock option (a “disqualifying disposition”):

(i)

Ordinary income will be realized by the optionee at the time of the disqualifying disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the exercise price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the exercise price.

(ii)

Short-term or long-term capital gain will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

(iii)

Short-term or long-term capital loss will be realized by the optionee at the time of the disqualifying disposition in an amount equal to the excess, if any, of the exercise price over the amount realized.

(d)

No deduction will be allowed to the Company with respect to incentive stock options granted or shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition, provided that the deduction is not otherwise disallowed under the Code.

(e)

With respect to the exercise of an incentive stock option and the payment of the option price by the delivery of shares to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered and the holding period (except for purposes of the one-year period referred to in (c) above) of the optionee in the shares received will include his or her holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time, such excess shares will be considered incentive stock option stock with a zero basis and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of within one year after the shares are transferred to the optionee, the optionee will be treated as first disposing of the shares with a zero basis.

Restricted Shares, Performance Shares and Performance Units

A participant generally will not have taxable income at the time an award of restricted shares, performance shares or performance units is granted. Instead, he or she will recognize as ordinary income at the time of the lapse of the applicable restrictions an amount equal to the fair market value of the restricted shares, performance shares or performance units at the time of such lapse. However, the recipient of a restricted shares, performance shares or performance units award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the Company satisfies applicable withholding requirements and the deduction is not otherwise disallowed under the Code.

Reasons for Shareholder Approval

Under the Nasdaq Marketplace Rules, the Company is required to receive shareholder approval for modifications to the material terms of stock option and purchase plans in which officers or employees participate. For this reason, the Company’s shareholders are being asked to approve the second amendment to the Plan.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the second amendment to the Plan. Abstentions have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. Broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE SECOND AMENDMENT TO THE PLAN AND A VOTE “FOR” REAFFIRMING THE MATERIAL TERMS OF THE PLAN AS MODIFIED BY SUCH AMENDMENT.

PROPOSAL THREE: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2013 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

PROPOSAL FOUR: ADVISORY VOTE ON COMPENSATION PAID

TO NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

We are asking shareholders to approve, on a non-binding and advisory basis, the Company’s compensation to its named executive officers as disclosed in this Proxy Statement.

The Board of Directors and the Compensation Committee believe that the policies and practices articulated in the “Compensation Discussion and Analysis” are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the named executive officers, set forth on pages 26 through 70 of this Proxy Statement, which provide detailed information on the compensation of our named executive officers.

We are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders under the “Compensation Discussion and Analysis” section and the tables, notes and narrative disclosure relating to the compensation of the named executive officers of the Company.

This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. This advisory vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held four Board meetings during the fiscal year ended December 31, 2012. All nine of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Eight of our nine directors are independent as defined by the Nasdaq listing rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq listing rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing committees. The current charters for each of these committees, along with our Corporate Governance Guidelines, Board of Directors’ Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors’ Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, Alexander B. Trevor and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Eileen A. Mallesch as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2012.

The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to employees or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees. Present members of the Compensation Committee are Chairperson Robert E. Baker, David J. D’Antoni, David R. Meuse, S. Elaine Roberts and Paul S. Williams. The Compensation Committee held five meetings during 2012.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2012 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee attends the meetings of our Compensation Committee as a non-voting member. This State Auto Mutual director, Roger P. Sugarman, is responsible to report matters discussed at our Compensation Committee meetings to State Auto Mutual’s Nominating and Governance Committee. This person is independent as defined by the Nasdaq Marketplace Rules.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; (3) overseeing enterprise risk management on behalf of our Board (see “Corporate Governance—Risk Oversight—The Board’s Role in Risk Oversight”); and (4) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors’ Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, Eileen A. Mallesch, David R. Meuse, Alexander B. Trevor and Paul S. Williams. The Nominating and Governance Committee met four times in 2012. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment and Finance Committee are Chairperson David R. Meuse, Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, Robert P. Restrepo, Jr., S. Elaine Roberts and Alexander B. Trevor. The Investment and Finance Committee met four times in 2012.

The standing Independent Committee principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson Alexander B. Trevor, Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert and S. Elaine Roberts. The Independent Committee, which only meets as needed, held one meeting in 2012.

Compensation of Outside Directors and Outside Director Compensation Table

Our non-employee directors, who we refer to as our “outside directors,” receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. In accordance with this requirement, the Compensation Committee reviewed the compensation of our outside directors at its November 2012 meeting with the assistance of Pay Governance, LLC, the Compensation Committee’s compensation consultant. At the meeting, Pay Governance, LLC discussed its report on director compensation which analyzed the director compensation data set forth in the proxy statements filed in 2012 by certain members of the Company’s peer group. Pay Governance, LLC found that this data continued to support the conclusion it reached in 2011 that the target total compensation for outside directors who do not serve as the chairperson of a Board committee should be increased by $10,000 to $125,000. Pay Governance, LLC recommended the increase could be paid in cash, equity or a combination of cash and equity. After considering Pay Governance, LLC’s report and analysis and the underlying data, the Compensation Committee decided to recommend that our Board increase the total compensation paid to our outside directors by $10,000, with the increase being payable entirely in equity in the form of Restricted Share Units (“RSUs”). Our Board approved at its November 9, 2012 meeting the increase recommended by the Compensation Committee and, as a result, the total compensation of our outside directors for 2013 will be $125,000, with 52% to be paid in a cash retainer of $65,000 and 48% in equity compensation in the form of RSUs.

Our outside directors received two types of compensation in 2012—an annual cash retainer of $65,000 and equity in the form of RSUs. No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines that extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings, but no additional meeting fees were paid to our directors in 2012. Each chairperson of our Board committees received an additional $5,000 annual cash retainer, other than the chairpersons of the Audit Committee and the Compensation Committee, who received an additional annual cash retainer of $15,000 and $10,000, respectively. Our Lead Director, Mr. Williams, was also paid an additional cash retainer of $20,000. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.

Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2012, whether or not deferred, is included in the amounts shown in the “Fees Paid or Earned in Cash” column of the “2012 Outside Director Compensation” table set forth below.

Our outside directors also receive equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan (the “Directors’ RSU Plan”). An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the immediately previous trading day. Each outside director was granted 3,310 RSUs under the Directors’ RSU Plan promptly following our 2012 Annual Meeting of our Shareholders. To determine the number of RSUs granted to each outside director, the targeted annual equity compensation for each director is divided by the average daily closing price of a Common Share during the prior calendar year. In addition, whenever a dividend is paid with respect to our Common Shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant.

Our Compensation Committee has the authority, in its capacity as the administrative committee under the Directors RSU Plan, to decrease or increase the annual award of RSUs to outside directors by 500 to 5,000 RSUs without shareholder approval. The Directors’ RSU Plan generally requires outside directors to hold their RSUs until their service on the Board terminates, at which time the director may settle the RSUs in cash or Common Shares payable, at the director’s election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.

2012 Outside Director Compensation

In 2012, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total ($)
Robert E. Baker	70,000	44,552	114,552
David J. D’Antoni	70,000	44,552	114,552
Eileen A. Mallesch	80,000	44,552	124,552
Thomas E. Markert	65,000	44,552	109,552
David R. Meuse	70,000	44,552	114,552
S. Elaine Roberts	65,000	44,552	109,552
Alexander B. Trevor	70,000	44,552	114,552
Paul S. Williams	90,000	44,552	134,552

(1)

The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2012 valued at the closing price of Common Shares on the grant valuation date ($13.46 per RSU).

Outside Directors’ Ownership of Restricted Share Units and Stock Options

The following table sets forth the aggregate number of RSUs and stock options owned by each of our current outside directors as of March 8, 2013. These outstanding options were awarded to our directors under prior director stock option plans, which were replaced by the Directors’ RSU Plan in 2005. No stock options have been granted to any outside directors since 2004.

Name	Number of Restricted Share Units	Number of Stock Options
Robert E. Baker	15,142	0
David J. D’Antoni	18,558	8,400
Eileen A. Mallesch	8,825	0
Thomas E. Markert	15,142	0
David R. Meuse	16,842	0
S. Elaine Roberts	18,558	7,400
Alexander B. Trevor	16,842	0
Paul S. Williams	18,558	4,200

Outside directors receive no other forms of compensation than as described in this section.

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that eight of our nine directors, namely Robert E. Baker, David J. D’Antoni, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, S. Elaine Roberts, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel. This included information on the relationships between Mr. Meuse and Stonehenge Financial Holdings and RED Capital Group, two of his affiliates. From time to time we make investments in debt and equity funds sponsored by affiliates of these two companies and receive securities broker-dealer services from an affiliate of RED Capital Group. The Nominating and Governance Committee determined that Mr. Meuse is independent because our investments in the funds sponsored by, and the fees paid to, these two companies and their affiliates are not material to us or to them and Mr. Meuse’s relationships with these companies do not interfere with his independent judgment in carrying out his responsibilities as a director. The fees paid to either Stonehenge Financial Holdings and RED Capital Group in 2012 did not exceed $200,000.

Our Corporate Governance Guidelines expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, standing Independent, and Nominating and Governance Committees meet this standard. Our Board of Directors has concluded that the Investment and Finance Committee does not need to be comprised solely of independent directors. Robert P. Restrepo, Jr., who is our employee and thus does not qualify as an independent director under the Nasdaq Marketplace Rules, is a member of the Investment and Finance Committee.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year’s annual meeting of shareholders attended that meeting.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2012 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person’s duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information, potential conflicts of interest and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Board Leadership

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

Mr. Restrepo serves as both Chairman and Chief Executive Officer under our leadership structure. He also holds these same positions with our parent, State Auto Mutual. Our Board believes this leadership structure is appropriate given the overall corporate structure of our Company and State Auto Mutual. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions – Transactions Involving State Auto Mutual.” Because of the way our business is operated, our Board believes separating the positions of Chairman and Chief Executive Officer would cause unnecessary complexity and complications and perhaps cause a split in our strategic direction, in particular since our Board has received no indication from the State Auto Mutual Board that it is considering, or would consider, separating these positions in its leadership structure.

Our Board has adopted a counterbalancing governance structure which includes:

•	A designated independent Lead Director;

•	A Board composed entirely of independent directors other than the Chairman and Chief Executive Officer;

•	A Board composed entirely of directors independent from State Auto Mutual other than the Chairman and Chief Executive Officer;

•	Committees composed entirely of independent directors, with the exception of our Investment and Finance Committee; and

•	Established governance structures and processes and ethics guidelines.

Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our Chairman and Chief Executive Officer, working with the Chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the Chief Executive Officer’s performance evaluation on behalf of the Compensation Committee of our Board. In May 2012, our Board re-elected Paul S. Williams to serve as Lead Director. Mr. Williams has served in that position since May 2010. We believe our Board leadership is effective and appropriate for our Company, given the specific circumstances of our overall corporate structure and operation in conjunction with State Auto Mutual, the established effectiveness of the Lead Director’s role on the Board, the Nominating and Governance Committee’s significant role in the nominee selection process for new or re-elected directors, the independence of eight of nine directors, and the effectiveness of the executive session meetings of independent directors at each regularly scheduled meeting of our Board.

Risk Oversight

The Board’s Role in Risk Oversight

Our Board’s role in the risk management process is one of oversight. Risk management activities are the responsibility of our management and include the development of strategies and implementation of actions intended to anticipate, identify, assess and manage risks.

In 2012, our Board recognized the need for the Company to broaden and deepen its risk management capabilities to better manage risk and effectively execute our strategic plan. This recognition led to our Board and Mr. Restrepo appointing Cynthia A. Powell as our new Chief Risk Officer (“CRO”) in July 2012. Ms. Powell is responsible for promoting corporate innovations, effecting change management and enterprise risk management strategies and aligning all financial, technology and human resource capabilities to achieve our strategic goals. Ms. Powell, who is a CPA, has served in a variety of capacities since joining the Company in 1990, including comptroller, treasurer and chief accounting officer. The director of enterprise risk management and other staff report to Ms. Powell.

The Nominating and Governance Committee has primary responsibility for oversight of enterprise risk management on behalf of our Board. The Nominating and Governance Committee’s charter was recently amended to more define the Nominating and Governance Committee’s responsibilities for risk management oversight. The amended charter specifies that the Nominating and Governance Committee is to meet quarterly with our CRO and our director of enterprise risk management. The Nominating and Governance Committee also receives quarterly reports which assess the status of major risks inherent in our business, including credit risks, market risks, underwriting risks, operational risks and strategic risks. In addition to meeting with the CRO and the director of enterprise risk management, the Nominating and Governance Committee also meets periodically with our officers responsible for the adequacy of business continuity and disaster recovery plans, information security, legal and regulatory compliance, and other members of management as the Nominating and Governance Committee deems appropriate.

The amended charter also provides that the Nominating and Governance Committee is to continually review with management the Company’s risk appetite statement and quarterly monitor compliance within the Company’s risk appetite. In addition, the Nominating and Governance Committee is to monitor and discuss with management the Company’s major enterprise risks, and the programs and steps management has integrated or anticipates integrating into its practices and processes to address those risks. The amended charter charges the Nominating and Governance Committee to annually review and evaluate the Company’s risk assessment and risk management programs, as well as the Nominating and Governance Committee’s own effectiveness in performing its enterprise risk management oversight duties. The Nominating and Governance Committee quarterly is to report its enterprise risk oversight activities to our Board.

In addition to the enterprise risk management oversight provided by the Nominating and Governance Committee, a practice of the Audit Committee is to meet quarterly with the CRO or the director of enterprise risk management for reports on selected risk areas. We also utilize an internal enterprise risk management committee comprised of senior officers. Among other things, this internal committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing and managing significant risks facing our Company.

Risk assessment and management are included as part of our Board’s strategic planning process. The independent structure of the Board of Directors enables objective oversight of the risk management process.

Risk Assessment in Compensation Programs

Management engaged in an analysis of potential risks within the compensation programs. Following a review with Senior Leadership, our compensation consultant and outside legal counsel, we have concluded that no risks exist that are reasonably likely to have a material adverse effect on the Company.

Other Governance Issues of Interest

Formal Stock Ownership Holding Periods

The Company’s Ownership Guidelines require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts. (See “Compensation Discussion and Analysis—Stock Ownership Guidelines.”)

Directors’ Stock Ownership Guidelines

Our Company’s Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the RSU Plan having a total market value of at least three times the then current cash portion of the director’s annual retainer. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.

Anti-Hedging Policy

A policy adopted by our Board prohibits all Company employees and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. (See “Compensation Discussion and Analysis—Anti-Hedging Policy.”)

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment and Finance Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors’ Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program as it pertains to our named executive officers (NEOs).

Executive Summary

2012 Compensation Summary

The Company’s recent financial results are reflected in the actual compensation earned by our NEOs for 2012, which was less than the target amounts established for 2012.

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Base Salary. The base salaries of our NEOs generally did not increase in 2012. The base salaries of our NEOs will be increased by approximately 3% in 2013, which is consistent with the practices of other financial services and insurance companies (including many of our peers), except for Mr. Yano, whose base salary will be increased by approximately 9% in 2013.

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Short-Term Incentive Compensation. The payout on the Company performance goals under our Leadership Bonus Plan (the “LBP”) as a percentage of the target LBP bonus for 2012 (where the target percentage equals 100%) was 6.11% for Messrs. Restrepo, English and Yano, 44.41% for Mr. Fitch and 132.77% for Ms. Buss. The payout on the individual performance goals under the LBP as a percentage of the target LBP bonus for 2012 (where the target percentage equals 100%) was 90% for Mr. Restrepo, 140% for Mr. Fitch, 180% for Ms. Buss, 150% for Mr. English and 170% for Mr. Yano.

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Performance Award Units. We awarded cash-based performance award units (“PAUs”) to our NEOs for the 2010-2012 performance period pursuant to the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“LTIP”). We have not determined the value of these PAUs because the final peer group data for the 2010-2012 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information indicating that the Company’s overall performance for the 2010-2012 performance period relative to the LTIP Peer Group (as defined below in “Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation—Performance Award Units—PAU Award Process”) falls within the 60th percentile, we currently expect that the PAUs awarded to our NEOs (except for Ms. Buss) for the 2010-2012 performance period will be valued significantly below target.

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Equity Compensation. We awarded equity and equity-based compensation (in the form of stock options and, in the case of our CEO, restricted common shares) in 2012 to our NEOs pursuant to our 2009 Equity Plan.

The following table sets forth for each NEO: (i) the targeted bonus payout under the LBP for 2012 and the actual payout under the LBP for 2012; (ii) the targeted value of the PAUs granted for the 2010-2012 performance period and the amount accrued by the Company with respect to the PAUs granted for the 2010-2012 performance period; and (iii) the targeted value of the equity compensation awarded to our NEOs in 2012 and the value of the equity compensation awarded to our NEOs in 2012 as of December 31, 2012.

	Short-Term Incentive Compensation		PAUs		Equity Compensation		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value
Robert P. Restrepo, Jr. Chairman, President and Chief Executive Officer	$624,000	$168,979	339,750	207,248	$728,000	$454,219	$1,691,750	$830,446
Steven E. English Vice President and Chief Financial Officer	$318,751	$134,130	117,000	71,370	$63,750	$23,226	$499,321	$228,726
Jessica E. Buss Vice President, Specialty Lines	$176,868	$255,716	70,747	120,270	$35,374	$12,889	$282,989	$388,875
Clyde H. Fitch Senior Vice President and Chief Sales Officer	$255,000	$174,191	107,250	65,423	$44,200	$16,105	$406,450	$255,719
James A. Yano Vice President, Secretary and General Counsel	$160,000	$75,328	77,500	47,275	$32,000	$11,659	$269,500	$134,262

Impact of State Auto Group on Compensation of NEOs

An understanding of the structure of our Company and our relationship with State Auto Mutual and the other members of the State Auto Group (See page 76 of this Proxy Statement for a list of the Company’s subsidiaries included in the State Auto Group) is relevant to a discussion of our executive compensation program. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and the other members of the State Auto Group under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See “Related Person Transactions—Transactions Involving State Auto Mutual” on page 76 of this Proxy Statement for a discussion of these agreements. Our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. For example, Mr. Restrepo serves as the Chairman, President and Chief Executive Officer of both the Company and State Auto Mutual.

Accordingly, when determining the amount of the compensation of our NEOs, the Committee takes into account the services our NEOs perform on behalf of the Company and the services they perform on behalf of State Auto Mutual and the other members of the State Auto Group. The Committee targets the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company (See “—Benchmarking of Executive Compensation Program Elements” on page 34 of this Proxy Statement). The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2011 (the companies included in the NEO Peer Group used for 2012 compensation decisions were selected based on 2011 financial data).

Total Revenues in 2011

Total Assets as of December 31, 2011

Because our NEOs perform services on behalf of the Company, State Auto Mutual and other members of the State Auto Group, we generally allocated the compensation expenses associated with the services performed by our NEOs in 2012 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates. The compensation of our NEOs as disclosed in this Proxy Statement, however, includes all compensation expenses associated with the services performed by our NEOs on behalf of the Company, State Auto Mutual and the State Auto Group. As a result, a compensation analysis conducted with respect to the Company and its peers may reach inaccurate conclusions regarding the Company if the analysis fails to consider that the compensation information disclosed in this Proxy Statement includes compensation provided to our NEOs for services they performed on behalf of State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the “Total” column of the Summary Compensation Table on page 53 of this Proxy Statement between the Company, on the one hand, and State Auto Mutual and certain of its subsidiaries and affiliates, on the other hand, in accordance with compensation expense allocation percentages in effect on December 31, 2012 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its subsidiaries and affiliates):

	2012		2011		2010
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Robert P. Restrepo, Jr.	$1,589,676	$855,979	$1,911,532	$1,029,286	$1,857,558	$1,000,224
Steven E. English	$483,190	$260,179	$591,273	$318,378	$597,745	$321,863
Jessica E. Buss	$434,613	$234,022	$524,395	$282,366	—	—
Clyde H. Fitch	$438,426	$236,076	$487,765	$262,642	$549,901	296,101
James A. Yano	$347,558	$187,147	$412,027	$221,860	$439,418	236,610

2012 Performance Summary

Our financial results for the most recent one- and three-year periods were generally below our target expectations and reflected in the incentive payouts earned by our NEOs as highlighted above in “—2012 Compensation Summary.”

•	Financial Performance. Financial results for 2012 for our non-catastrophe loss ratio, combined ratio and return on equity were as follows (see page 40 for the definition of these terms):

•	Non-catastrophe loss ratio was 68.3 in 2012, an increase from 2011 and below the Company’s minimum performance expectation for 2012.

•	Combined ratio was 108.5 in 2012, an improvement from 2011 but below the Company’s minimum performance expectation for 2012.

•	Return on equity was 1.5% in 2012, an improvement from 2011 but below the Company’s target performance expectation for 2012.

•	Stock Price Performance. Our performance in 2012 contributed to an increase in the Company’s stock price of 10% in 2012.

Pay for Performance

The Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our CEO over the five-year period ended December 31, 2011 to the total realizable pay earned by the CEOs of each member of the NEO Peer Group over that period and (ii) the total shareholder return (“TSR”) of the Company over the five-year period ended December 31, 2011 to the TSR of the members of the NEO Peer Group over that period.

The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

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value of cash incentives, or the vesting date value (as opposed to the grant date value reported in the Summary Compensation Table) of stock incentives, earned for multi-year performance plans that began and ended during the period;

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the vesting (versus grant date value) date value of service-based restricted stock awards granted during the period and the value of any unvested restricted stock grants made during the period based on the Company’s stock price as of December 31, 2011; and

•	any exercise gains of options granted during the period and paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2011.

Based on input from its compensation consultant, Pay Governance, LLC, the Committee concluded that total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company’s performance in comparison to the results of our peers.

The Committee uses a five-year period in its analysis to provide a long-term perspective and include multiple complete PAU performance periods. The Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Committee (i) takes into account the services our CEO performs on behalf of the Company and the services he performs on behalf of State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) targets the total amount of each element of compensation payable to our CEO at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group (See “—Benchmarking of Executive Compensation Program Elements” on page 34 of this Proxy Statement for a more detailed description of the NEO Peer Group).

As shown in the chart below, (i) the total realizable pay earned by our CEO during the five-year period ended December 31, 2011 placed the Company in the 33rd percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2011 placed the Company in the lowest percentile when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Committee and Pay Governance, LLC concluded that the compensation we paid to our CEO for the five-year period ended December 31, 2011 was reasonably aligned with our performance for the period.

CEO REALIZABLE PAY vs. TSR: 2007 to 2011

Modifications to Executive Compensation Program in 2012

We held our annual shareholder advisory vote regarding the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote, at our 2012 Annual Meeting of Shareholders. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 99% of the votes cast in favor of our 2012 “say-on-pay” resolution. Since the 2012 Annual Meeting of Shareholders, the Committee has considered the results of the 2012 “say-on-pay” vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2012 Annual Meeting of Shareholders and the significant changes made to our executive compensation program and practices in 2011, the

Committee did not make any changes to our executive compensation program as a result of the 2012 “say-on-pay” vote. We did, however, make the following changes to our executive compensation program and practices, which we believe will better align the program with what we consider to represent good corporate governance practices and improve our executive compensation program and its administration.

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Proposed Amendments to 2009 Equity Plan. As described in more detail in Proposal Two, the Board has recommended that shareholders consider and approve amendments to our 2009 Equity Plan. These amendments would increase the number of common shares authorized for issuance under the 2009 Equity Plan, but would also make other changes that we believe are more consistent with current best practices than the plan’s current provisions, including: (i) prohibiting the replacement or repricing of certain stock option awards without shareholder approval; (ii) requiring a minimum three-year vesting schedule for stock option and restricted stock awards; (iii) prohibiting the grant of dividends and/or dividend rights on unearned performance shares; and (iv) requiring the termination of employment within one year of a change in control or potential change in control in order to trigger accelerated vesting under the Plan.

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Restrict Participation in QPB. In March 2012, the Committee revised our Quality Performance Bonus Plan (“QPB”) to provide that the participants in the LBP (i.e., our executives) may no longer participate in the QPB and, as a result, our NEOs did not participate in the QPB in 2012. The Committee implemented this revision to the QPB after determining in its annual evaluation of our overall executive compensation program that, with respect to our officers, the objectives of the QPB are adequately addressed by the LBP.

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Revised Charter of Compensation Committee. In its annual evaluation of the adequacy of its charter, the Committee determined that amendments to the charter were advisable to align it with what the Committee considers to be current best practices for corporate governance. The Committee prepared a revised version of the charter and unanimously recommended it to the Board for approval. The Board approved the revised charter in November 2012.

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New Compensation Committee Chair. Robert E. Baker was appointed as the chair of the Compensation Committee following our Annual Meeting of Shareholders held on May 4, 2012. During the tenure of Mr. Baker’s predecessor as chair of the Committee, much of the Committee efforts were dedicated to implementing modifications to the Company’s executive compensation program to align it with what the Committee considers to represent best practices. The Committee’s success in implementing such modifications will allow the Committee during Mr. Baker’s tenure as chair to place even more focus on aligning the compensation paid to our executives with the performance of the Company.

Other Compensation Governance Policies and Practices

We endeavor to maintain governance practices that are consistent with what we consider to represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

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No Tax Gross-Up Payments. The executive change in control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments (See “Agreements with Named Executive Officers” on page 62 of this Proxy Statement).

•

Acceleration of Vesting of Equity Awards Subject to “Double Trigger”. The award agreements applicable to awards made in and after 2012 pursuant to the 2009 Equity Plan accelerate the vesting of such awards upon a change of control only if the recipient’s employment with the Company terminates within one year of the change in control, provided, that if the change in control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the change in control transaction, the award will automatically vest upon the closing of the transaction.

•

Stock Ownership Holding Periods. The Company’s Ownership Guidelines (as defined below in “Stock Ownership Guidelines”) require its Section 16 officers to hold the net amount of Common Shares obtained through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts (as defined below in “Stock Ownership Guidelines”).

•

Anti-Hedging Policy. All Company employees, including our NEOs, and members of the Board are subject to a Company policy that prohibits them from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Our executive officers and members of the Board are also subject to a Company policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

•

Independent Compensation Consultant. The Committee’s independent compensation consultant, Pay Governance, LLC, is engaged directly by the Committee and performs services solely on behalf of the Committee.

•

“Clawback” Obligations Imposed in Change of Control Agreements . The executive change of control agreements entered into between the Company and Mr. English, Ms. Buss, Mr. Fitch and Mr. Yano on October 28, 2011 and the employment agreement and executive agreement entered into between the Company and Mr. Restrepo on December 22, 2011 include a “clawback” provision that authorizes the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in “Agreements with Named Executive Officers” on page 62 of this Proxy Statement. If the Board determines that the NEO engaged in fraudulent conduct, the Board must seek repayment of such severance benefits.

•

Limited Perquisites. We provide our NEOs minimal perquisites not tied to individual or Company performance, which we believe are well below the typical practices of companies of comparable size and have limited cost.

•

Limited Committee Discretion to Increase Awards. Except for the individual performance component of the LBP, the Committee may not increase awards under our short-term or long-term incentive plans. The individual performance component of the LBP only represented 25% of the total target compensation of our NEO for 2012. The Committee retains the discretion to decrease awards under our short-term or long-term incentive plans.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Stock Plan, the Company will not reprice, replace or repurchase underwater stock options without prior shareholder approval.

Executive Compensation Philosophy

Executive Compensation Program Objectives

We structure our executive compensation program to attract, retain, motivate and reward top caliber executives who deliver on the following key elements of our business strategy:

•	Top-Quartile Performance as measured against peers.

•	Enterprise Risk Management that is operationalized and integrated into our capital allocation, product development, pricing, claims and service capabilities.

•	Capital Management as measured by return on equity.

We continue to believe that achieving success in these areas will increase the price of our Common Shares over the long term and should be rewarded by our executive compensation program. In addition to incenting our executives to achieve success in these areas, our executive compensation program is also designed to:

•	Align the individual compensation of our executives with the long-term value delivered to our shareholders.

•	Offer compensation that reflects Company performance and is competitive individually and in the aggregate.

•	Encourage appropriate levels of share ownership among our executives while balancing short- and long-term perspectives.

Executive Compensation Program Components

Each component of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance that we believe will support our efforts to increase the price of our Common Shares over the long-term:

•	Base salary is primarily intended to attract and retain top-caliber executives.

•

Short-term incentive compensation is intended to focus our NEOs on achieving our strategic objectives as well as key individual performance objectives and balance the focus of the long-term incentive compensation we award.

•

Long-term incentive compensation is intended to encourage business behaviors that drive appreciation in the price of our Common Shares over the long term, build appropriate levels of Common Share ownership among our executive team and balance the focus of our annual operating plan.

•	Perquisites are very limited in value and participation.

How the Amount of Executive Compensation is Determined

Role of Committee, Senior Management, Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors of State Auto Mutual, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation events and the Company’s compensation issues and objectives. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our overall executive compensation program.

As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (See “—Impact of State Auto Group on Compensation of NEOs” on page 27 of this Proxy Statement), the Board of Directors of State Auto Mutual is involved in the performance evaluation process of our CEO. In addition, a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee attends the meetings of the Committee as a non-voting member (See “Board of Directors and Board Committees—Board Committees and Committee Meetings” on page 17 of this Proxy Statement).

In making compensation decisions related to both the form and the amount of compensation, the Committee has historically relied upon competitive information obtained from its compensation consultant. In 2012, the Committee engaged and utilized the services of Pay Governance, LLC, a compensation consultant. Pay Governance, LLC performs services solely on behalf of the Committee. During 2012, Pay Governance, LLC advised the Committee regarding (i) the effectiveness and competitiveness of our overall executive compensation program and of specific compensation packages for our NEOs and other executives and (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies. During 2012, the Company did not engage Pay Governance, LLC or its affiliates for any services beyond its support of the Committee. The Committee requested and received a completed questionnaire from Pay Governance, LLC relating to its qualifications of independence and, based on such completed questionnaire and other factors, has determined that the engagement of Pay Governance, LLC did not raise any conflict of interest.

Benchmarking of Executive Compensation Program Elements

We believe that in order to achieve the objectives of our executive compensation program, including retaining our executive talent, the Company must target competitive compensation. To determine what constitutes competitive compensation for our NEOs, the Committee considers data contained in (and analysis of such data provided by its compensation consultant):

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the “NEO Peer Group”); and

•

published pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies (the “Survey Data”).

The proxy statements of the companies within the NEO Peer Group disclose detailed information regarding the compensation of their NEOs, which we compare to the compensation that we provide to our NEOs when the positions are similar. We also use the compensation data provided in these proxy statements to conduct pay for performance comparisons that help us (i) understand the expectations of companies within the NEO Peer Group with respect to incentive payouts and (ii) evaluate the Company’s executive compensation program. The Survey Data complements the NEO Peer Group information by providing broader comparisons. While the NEO Peer Group compensation data relates only to public companies and their NEOs, the Survey Data relates to publicly-traded, mutual and privately-held insurers and includes compensation data for employees beyond the NEOs. The broader scope of the Survey Data enables a more comprehensive assessment of what constitutes competitive compensation practices and pay levels for insurers similar in size to the State Auto Group.

When setting base salaries, short-term and long-term incentive compensation, we use NEO Peer Group data when it relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our “competitive market”). We use NEO Peer Group data to benchmark the compensation of some NEOs and Survey Data to benchmark the compensation of our NEOs and other executives. If relevant data is available from both the NEO Peer Group and the Survey Data with respect to a position, we average the results to determine the benchmark. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $815,000 and $840,000, respectively, we would average the two results to establish a median base salary target of $827,500.

The Committee targets the total amount of compensation payable to our NEOs at or close to the median compensation level in the competitive market by setting the target amount of each element of compensation at or near the median level of compensation in the competitive market. Because it believes superior performance should be rewarded, the Committee provides our NEOs with the opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance significantly exceeds target results. Conversely, if Company or individual performance is substantially below target or planned results, the Committee believes NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile). The total amount of compensation that the Committee targeted as payable to each of our NEOs for 2012 was reasonably competitive with the median level of compensation in the NEO Peer Group and the Survey Data, except for Mr. Fitch who is paid above this range due to his substantial experience and the importance of his skill set to our strategic objectives.

Determinations with respect to certain elements of compensation for Mr. Restrepo, such as base salary, retirement benefits, employee benefits and executive perquisites, are subject to the terms of his employment agreement (See “Agreements with Named Executive Officers—Restrepo Employment Agreement”).

NEO Peer Group

The Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on (i) their status as public companies and (ii) whether their size and business overlap with the State Auto Group, which, as noted above, is larger than that of the Company. Public companies are selected because they are required to disclose detailed information regarding the compensation of their NEOs and their executive compensation programs in their SEC filings, which allows us to compare the competitiveness of the compensation of our NEOs and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, specialty, workers compensation and commercial property and casualty insurance. The Committee considers premium volume, total assets, market capitalization and number of employees when determining whether a company’s size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. Some of the companies in the NEO Peer Group, however, are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2012 compensation decisions was comprised of the following 20 companies:

Alleghany Corporation	AmTrust Financial Services Inc.	Argo Group International Holdings, Ltd.
Cincinnati Financial Corporation	Erie Indemnity Company	Harleysville Group Inc
Horace Mann Educators Corporation	Infinity Property & Casualty Corporation	Kemper Corporation
Meadowbrook Insurance Group, Inc.	Mercury General Corporation	Montpelier Re Holdings Ltd.
Old Republic International Corporation	OneBeacon Insurance Group, Ltd.	Safety Insurance Group, Inc.
Selective Insurance Group Inc.	The Hanover Insurance Group	Tower Group Inc.
United Fire Group, Inc.	White Mountains Insurance Group

Survey Data

Pay Governance, LLC reviews and analyzes compensation surveys covering executive officers at public, private and mutually-owned insurance companies and public and private financial services companies. The published pay survey information contained in the Survey Data allows us to assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions. This information is also used, in combination with information for the NEO Peer Group, to comprehensively assess the competitive pay levels and practices with regard to our NEOs.

Use of Tally Sheets

The Committee uses tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Committee in its review of NEO compensation for 2012: (i) listed each individual element of compensation along with the amount earned in each category for 2009, 2010 and 2011; (ii) listed the target and maximum amounts of incentive compensation payable for 2011; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a useful perspective on the total value of NEO compensation and show how potential changes in one element of compensation may influence the other elements. The Committee also used tally sheets to evaluate each NEO’s total compensation in 2013.

Executive Compensation Program Elements

We believe that the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than employee benefits which we offer to our NEOs on the same basis as all of our other employees and certain additional long-term disability benefits provided to Mr. Restrepo pursuant to his employment agreement in the event he is terminated by reason of disability (See “Agreements with Named Executive Officers—Restrepo Employment Agreement—Disability”).

The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

•	The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation;

•	The Company targets each element of executive compensation to approximate the median level of our competitive market so that total compensation is also positioned at median levels;

•

Neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses, option gains and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company (See “—Contractual Arrangements with Named Executive Officers” beginning on page 50 of this Proxy Statement).

The following chart sets forth the elements of our executive compensation program for 2012 (except for perquisites, which are minimal in nature). We discuss each of these elements in detail after the chart.

*

In 2012, Mr. Restrepo was granted one-third of his total long-term incentive opportunity in the form of restricted common shares, one-third in the form of stock options and one-third in the form of target PAUs. In 2012, the other NEOs were granted 20% of their total long-term incentive compensation opportunity in the form of stock options and 80% in the form of target PAUs. In 2013, all of the NEOs were granted 50% of their total long-term incentive opportunity in the form of stock options and 50% in the form of target PAUs.

**

These Company performance measures applied to each of the NEOs participating in the LBP in 2012 other than Ms. Buss, for whom LBP Combined Ratio was replaced by specialty insurance combined ratio and Company non-catastrophe loss ratio was replaced by specialty insurance non-catastrophe loss ratio, and Mr. Fitch, for whom Company non-catastrophe loss ratio was replaced by standard lines non-catastrophe loss ratio.

Base Salary

Base Salary Adjustment Process

The Committee believes that in order for the Company to attract and retain the caliber of executives it needs to achieve both short- and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Committee may adjust the amount of an NEO’s base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO’s scope of responsibility or unique skills or expertise. These adjustments are subject to an aggregate base salary merit increase budget established by the Company based on our anticipated cost structure.

2012 Base Salaries of NEOs

The Committee set the 2012 base salaries of the NEOs in March 2012 as follows. In light of the Company’s recent financial performance, management recommended and the Committee agreed to freeze the base salaries of all of our NEOs, except for Mr. English, at their 2011 levels for 2012. The Committee increased Mr. English’s base salary for 2012 to move his base salary closer to median level of base salary for similar executives in our competitive market as his base salary was below the range the Company and the Committee considers acceptable for executive base salaries.

Named Executive Officer	2011 Base Salary ($)	2012 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	780,000	780,000	0
Steven E. English	400,000	425,000	6.25
Jessica E. Buss	353,736	353,736	0
Clyde H. Fitch	340,000	340,000	0
James A. Yano	320,000	320,000	0

2013 Base Salaries of NEOs

The Committee set the 2013 base salaries of the NEOs in March 2013 as follows. The adjustments were based on: (i) an evaluation of each individual’s performance; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the company’s overall merit increase budget and policies.

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	780,000	803,400	3
Steven E. English	425,000	438,000	3.1
Jessica E. Buss	353,736	365,000	3.2
Clyde H. Fitch	340,000	350,000	2.9
James A. Yano	320,000	350,000	9.4

Short-Term Incentive Compensation

In March 2012, the Committee revised the QPB to provide that participants in the LBP are no longer eligible to participate in the QPB. Accordingly, our NEOs did not participate in the QPB in 2012. The short-term incentive plan in which our NEOs did participate in 2012—the LBP—is intended to provide personal liquidity to our NEOs, focus our NEOs on achieving our short-term strategic objectives and balance the focus of our long-term incentive plans.

The following table shows the amount of short-term cash incentive compensation paid to each NEO for 2012 under the LBP. Total bonuses for the NEOs were well below target, except for the bonus of Ms. Buss which reflects in large portion the performance of her business unit. The total amount of 2012 short-term cash incentive compensation paid to each NEO in the third column equals the sum of the amounts shown in the first two columns. The following sections describe the bases for these awards in more detail.

Named Executive Officer	Company Performance LBP Bonus ($)	Individual Performance LBP Bonus ($)	Total Short- Term Bonus ($)	Total Short-Term Bonus (%) (1)
Robert P. Restrepo, Jr.	28,579	140,400	168,979	27.1
Steven E. English	14,600	119,530	134,130	42.1
Jessica E. Buss	176,126	79,590	255,716	144.6
Clyde H. Fitch	84,941	89,250	174,191	68.3
James A. Yano	7,328	68,000	75,328	47.1

(1)	Expressed as a percentage of “target” where target is set at 100%.

Leadership Bonus Plan Bonuses

Basis for LBP Bonuses

The LBP is an annual cash incentive program for our executives. For our NEOs, the LBP consists of two components: (i) a Company performance component and (ii) an individual performance component. For 2012, 75% of an NEO’s LBP target bonus opportunity was based on Company performance relative to annual plan targets and 25% was based on individual performance. The Committee believes that this allocation appropriately focuses our NEOs on attaining objective, quantitative financial results based on the Company’s results and business plan, while also providing for the recognition of individual achievements and strategically important non-financial outcomes.

LBP Award Process

The Committee establishes individual performance goals at the beginning of each year and confirms the achievement of those results at the end of the year. The Committee normally establishes threshold, target and maximum performance goals that determine the amount of the Company performance bonus that is earned. At the end of the year, management provides the Committee with the audited financial results achieved by the Company with respect to each performance measure selected by the Committee. Based on this information, the Committee certifies the extent to which the performance goals were achieved before payment of the Company performance bonus, if any, is made. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (See “—Tax Deductibility of Executive Compensation” on page 51 of this Proxy Statement).

Each year, the Committee, with input from the Board of Directors of State Auto Mutual, establishes, and evaluates the satisfaction of, the individual performance goals applicable to the CEO, and the CEO establishes, and evaluates the satisfaction of, the individual performance goals applicable to the other NEOs, for the individual performance component of the LBP. The Committee and CEO allocate a specific weight for each of the individual performance goals that they establish. The individual performance goals established for each NEO relate to specific strategic and business objectives relevant to that NEO’s area of responsibility and, as a result, the individual performance goals applicable to the individual performance LBP bonuses are unique for each NEO. The Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, evaluate the satisfaction of the individual performance goals by designating the NEO’s performance for each individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance met the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and, therefore, merits the award of an individual performance LBP bonus.

LBP Bonus—2012 Company Performance Component

The following table shows the threshold, target and maximum amounts of 2012 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	6	46,800	60	468,000	120	936,000
Steven E. English	5.625	23,906	56.25	239,063	112.5	478,125
Jessica E. Buss	3.75	13,265	37.5	132,651	75	265,302
Clyde H. Fitch	5.625	19,125	56.25	191,250	112.5	382,500
James A. Yano	3.75	12,000	37.5	120,000	75	240,000

The Committee selected LBP Combined Ratio, return on equity and non-catastrophe loss ratio as the performance measures for the Company performance component of the LBP for each of the NEOs participating in the LBP in 2012 other than Ms. Buss and Mr. Fitch. For Ms. Buss, the Committee selected specialty insurance combined ratio and specialty insurance non-catastrophe loss ratio, as well as the Company’s return on equity. For Mr. Fitch, the Committee selected standard lines non-catastrophe loss ratio, as well as LBP Combined Ratio and the Company’s return on equity. The Committee selected these performance measures for our NEOs because it believes they: (i) align the individual compensation of our executives with the achievement of the strategic objectives of the State Auto Group; (ii) are among the most important drivers of a long-term increase in the price of our Common Shares and (iii) reward our NEOs for performance or results that are within their control or subject to their influence. The Committee replaced the premium growth Company performance component with non-catastrophe loss ratio to better reflect the Company’s 2012 business strategy. The Committee believes the performance measures it selected for Ms. Buss also serve to focus her on the performance of the operating segment for which she is responsible.

•

“LBP Combined Ratio” or “combined ratio” is a measure of the State Auto Group’s underwriting profitability and is equal to the sum of (i) the State Auto Group’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income), in each case based upon statutory accounting principles. The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage and a LBP Combined Ratio of less than 100% indicates profitability.

•	“Return on equity” is the percent determined by dividing STFC’s net income by STFC’s total stockholders’ equity, based upon generally accepted accounting principles.

•

“Non-catastrophe loss ratio” is a measure for all lines of business of the State Auto Group of the total losses and loss adjustment expenses (“LAE”) incurred as a percentage of the net earned premium. LAE are comprised of the allocated loss adjustment expenses (“ALAE”), or the costs that can be related to a specific claim, for all of the State Auto Group’s lines of business and the unallocated loss adjustment expenses (“ULAE”), or the costs incurred in the process of settling claims that cannot be attributed to a specific claim, in each case based upon statutory accounting principles.

•

“Specialty insurance combined ratio” for the State Auto Group’s specialty insurance segment is a measure of the profitability of the State Auto Group’s specialty insurance segment and is equal to the sum of (i) the State Auto Group’s loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) of the segment and (ii) the State Auto Group’s expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income) of the segment, in each case based upon statutory accounting principles. Specialty insurance combined ratio is expressed as a percentage and a ratio of less than 100% indicates profitability.

•

“Specialty insurance non-catastrophe loss ratio” is a measure for all lines of business of the State Auto Group’s specialty insurance segment of the total losses and LAE incurred as a percentage of the net earned premium, in each case based upon statutory accounting principles.

•

“Standard lines non-catastrophe loss ratio” is a measure for all of the State Auto Group’s standard lines of business of the total losses and LAE incurred as a percentage of the net earned premium, in each case based upon statutory accounting principles.

The Committee assigned each of the performance measures applicable to an NEO an equal weight in determining the amount of any Company performance LBP bonus to balance profitability, shareholder return and growth.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Messrs. Restrepo, English and Yano for the Company performance component of the LBP for 2012:

	LBP Combined Ratio		Return on Equity		Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	106.0	10	1.0	10	66.0
Target	100	102.9	100	3.8	100	64.1
Maximum	200	98.0	200	10.0	200	58.9

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Ms. Buss for the Company performance component of the LBP for 2012:

	Specialty Insurance Combined Ratio		Return on Equity		Specialty Insurance Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	101.8	10	1.0	10	70.0
Target	100	98.8	100	3.8	100	68.0
Maximum	200	94.1	200	10.0	200	62.4

The following table shows the threshold, target and maximum payout percentages and performance goals established for each performance measure applicable to Mr. Fitch for the Company performance component of the LBP for 2012:

	LBP Combined Ratio		Return on Equity		Standard Lines Non-Catastrophe Loss Ratio
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	106.0	10	1.0	10	54.8
Target	100	102.9	100	3.8	100	52.9
Maximum	200	98.0	200	10.0	200	47.7

Target performance is equal to the goal for the financial measure set forth in the 2012 business plan presented by management and approved by the Board in March 2012 following review and discussion of the business plan with the Board of Directors of State Auto Mutual. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as a minimally acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance.

The following table shows (i) the result achieved for each Company performance measure applicable to Messrs. Restrepo, English and Yano in 2012, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP:

Performance Measure	2012 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
LBP Combined Ratio	108.5	0	.3334	0
Return on Equity	1.5	18.33	.3334	6.11
Non-Catastrophe Loss Ratio	68.3	0	.3334	0

The following table shows (i) the result achieved for each Company performance measure applicable to Ms. Buss in 2012, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of her target bonus for the Company performance component of the LBP:

Performance Measure	2012 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
Specialty Insurance Combined Ratio	93.6	200	.3334	66.68
Return on Equity	1.5	18.33	.3334	6.11
Specialty Insurance Non-Catastrophe Loss Ratio	64.2	180	.3334	60.01

The following table shows (i) the result achieved for each Company performance measure applicable to Mr. Fitch in 2012, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each such performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of his target bonus for the Company performance component of the LBP:

Performance Measure	2012 Result	% of Target Payout for Result	Weight	Payout Value (% of Target)
LBP Combined Ratio	108.5	0	.3334	0
Return on Equity	1.5	18.33	.3334	6.11
Standard Lines Non-Catastrophe Loss Ratio	52.2	114.89	.3334	38.30

LBP Bonus—2012 Individual Performance Component

The Committee, with the input of the Board of Directors of State Auto Mutual, established the individual performance goals applicable to the CEO’s individual performance LBP bonus for 2012. The CEO established the individual performance goals applicable to each of the other NEO’s individual performance LBP bonus for 2012. The following table shows the 2012 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of these individual performance goals. The Committee retains full positive and negative discretion to adjust awards made pursuant to the individual performance component of the LBP.

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	2	15,600	20	156,000	40	312,000
Steven E. English	1.875	7.969	18.75	79,688	37.5	159,375
Jessica E. Buss	1.25	4,422	12.5	44,217	25	88,434
Clyde H. Fitch	1.875	6,375	18.75	63,750	37.5	127,500
James A. Yano	1.25	4,000	12.5	40,000	25	80,000

The following table shows (i) the amount earned by each NEO for the individual performance component of the LBP for 2012, (ii) the value of the amount earned as a percentage of the NEO’s 2012 target bonus for the individual performance component of the LBP, (iii) a description of each individual performance goal established for each NEO for 2012 and (iv) the weight of each performance goal within the individual performance component of LBP:

Named Executive Officer	2012 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)
Robert P. Restrepo, Jr.	140,400	90	1. Homeowners Product Remediation (1)	15
			2. Standard Lines Pricing (1)	15
			3. Claim Loss Adjustment Expenses (1)	15
			4. Specialty Pricing (1)	10
			5. Specialty Written Premium (1)	10
			6. Associate Engagement (1)	10
			7. Capital and Enterprise Risk Management (1)	10
			8. Budget (1)	5
			9 Business Insurance Evolution (1)	5
			10.Board Communications (1)	5
Steven E. English	119,530	150	1. RED Strategy (1)	20
			2. Enterprise Risk Management: (1)	20
			3. Reinsurance (1)	20
			4. Capital Modeling (1)	20
			5. Senior Note Refinancing (1)	20
Jessica E. Buss	79,590	180	1. Specialty Insurance Growth and Broker Relations (1)	30
			2. Profitability – Excess and Surplus (1)	20
			3. Profitability – Workers Compensation (1)	20
			4. Associate Engagement (1)	10
			5. Technology: Implementation of the policy administration system for specialty insurance.	10
			6. Integration of Workers Compensation business.	10
Clyde H. Fitch	89,250	140	1. Field Management (1)	30

			2. Sales Management: Personal Insurance; Business Insurance; Specialty Insurance; and Distribution – (1)	30

			3. Associate Development: Coaching; Employee Engagement; and Leadership – (1).	30
			4. Industry, Regulatory and Community Initiatives (1).	10

Named Executive Officer	2012 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)
James A. Yano	68,000	170	1. Corporate Legal: Manage Corporate Legal to provide sound legal advice to our executive team and operational divisions and ensure compliance with relevant laws and regulations. Oversee delivery of legal projects.	35
			2. Associate Development (1)	10
			3. Board Relations: Continue to support and promote the executive team’s relationship with the Board and continue effective coordination of Board and committee meetings.	35
			4. Government Affairs and Compliance (1)	15
			5. Associate Engagement (1)	5

(1)

We are not disclosing a more specific description of this performance goal because doing so would reveal confidential information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

For 2012, the Committee awarded Mr. Restrepo an individual performance bonus for, among other things, significantly improving the Company’s claims area, making good progress in Homeowners’ results and continuing to address the Company’s capital issues, IT infrastructure, and strategic planning. The size of the bonus reflected the Committee’s disappointment with the Company’s financial performance.

Mr. Restrepo recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2012:

•

Mr. English somewhat exceeded target performance by leading the evaluation and dissolution of the RED managing general underwriting unit, developing a refinancing strategy for STFC senior notes which was timely and cost effective, working with the Director of Risk to refine the corporate definition of risk appetite and enhance risk management metrics, further optimizing our property and casualty reinsurance programs, and effectively communicating with rating agencies regarding the company’s plans to improve underwriting performance and capital management.

•

Ms. Buss exceeded target performance by substantially exceeding expectations for specialty underwriting profitability, premium growth and pricing, implementing a new policy administration system platform for Rockhill’s excess and surplus lines business, integrating RTW and State Auto’s workers compensation product and pricing management organizations, and improving associate engagement in the Rockhill and RTW subsidiaries.

•

Mr. Fitch somewhat exceeded target performance by significantly improving associate engagement in the sales and field organizations, increasing marketing and underwriting productivity, refocusing the organization on high potential agencies and lines of insurance, improving communications with all product management units, and leading the implementation of the company’s homeowners remediation and risk management initiatives with field force.

•

Mr. Yano exceeded target performance by continuing to deliver sound counsel to the Board, CEO and other Senior Executives, implementing an effective organizational development plan for the law department, enhancing our government affairs and corporate compliance operations, and achieving a high level of associate engagement.

LBP Bonus Opportunities—2013 Company and Individual Performance Bonuses

On February 28, 2013, the Committee established the total 2013 LBP bonus opportunities for our NEOs, including the Company performance and individual performance components of the LBP. The Committee used the same performance measures for the 2013 Company performance component of the LBP and assigned each such performance measure the same weight as in 2012, except for Ms. Buss, for whom specialty insurance non-catastrophe loss ratio was replaced by specialty insurance rate change. The Committee also established the threshold, target and maximum payout percentages for the Company performance and individual performance components of the LBP for 2013, including a range of payout levels between threshold and maximum. We believe that the disclosure of the specific performance measures for the Company performance and individual performance components of the LBP and the range of awards related to the achievement of such measures are reflective of our 2013 business plan, and as such constitute confidential information. We believe that the disclosure of this information in this Compensation Discussion and Analysis would cause us competitive harm. The Committee believes that the target performance goals are difficult but attainable. For 2011 and 2012, the payout on the Company performance goals was 18.3% and 6.1%, respectively, of the target LBP bonus (where the target percentage equals 100%) for all of our NEOs except for (i) Ms. Buss, whose payout on the Company performance goals under the LBP for 2011 and 2012 was 133.3% and 132.8%, respectively, of her target LBP bonus and (ii) Mr. Fitch, whose payout on the Company performance goals under the LBP for 2011 and 2012 was 18.3% and 44.41%, respectively, of his target LBP bonus. The low payout percentage on the Company performance goals for 2012 reflects our performance in 2012 with respect to the LBP Company performance metrics. For 2013, the payment of an individual performance LBP bonus for our NEOs, if any, will be determined by the Committee and the CEO at the end of the Company’s 2013 fiscal year on the same basis as in 2012.

Long-Term Equity and Cash Incentive Compensation

The Committee awards long-term incentive compensation to our NEOs in the form of stock options pursuant to the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan, as amended (“2009 Equity Plan”), and PAUs pursuant to the LTIP. The Committee also occasionally makes special grants of restricted common shares. For example, in 2012, the Company granted restricted common shares to Mr. Restrepo (see “—Stock Options” on page 45 of this Proxy Statement). The Committee targets the long-term incentive compensation awards to the NEOs at the median of long-term incentive compensation awards in our competitive market. For 2012 as a result of the limited number of shares remaining available for issuance under the 2009 Equity Plan, the Committee provided 20% of each NEO’s total long-term incentive compensation opportunity in the form of stock options and 80% in the form of target PAUs, except for Mr. Restrepo’s long-term incentive opportunity (as discussed below). For 2013, the Committee provided 50% of each NEO’s total long-term incentive compensation opportunity in the form of stock options and 50% in the form of target PAUs.

Stock Options

Basis for Stock Option Awards

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of our Common Shares over the long-term because options have no value to the holder unless the price of the underlying Common Shares increases from the date of grant and (ii) helps align the interests of our executives who hold options, including our NEOs, with the interests of our shareholders. Stock options also represent a significant element of the total direct compensation paid to executives at peer companies with which we compete for executive talent and build appropriate levels of Common Share ownership among our executive team. The committee considers stock options to represent performance-based compensation because they have no value to the holder unless the price of the underlying Common Shares increases from the date of grant. The Company has not and will not reprice or replace underwater stock options without prior shareholder approval.

Stock Option Award Process

In 2012 and 2013, the Committee granted stock options to our NEOs representing the number of Common Shares set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests on each anniversary of the grant date for three years) and an option exercise price equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2012 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2013 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Robert P. Restrepo, Jr.(1)	94,057	13.53	125,252	16.80
Steven E. English	16,473	13.53	36,582	16.80
Jessica E. Buss	9,141	13.53	26,420	16.80
Clyde H. Fitch	11,422	13.53	25,335	16.80
James A. Yano	8,269	13.53	25,335	16.80

(1)	The Committee also granted to Mr. Restrepo 21,526 restricted common shares as part of his 2012 long-term incentive opportunity.

The Committee grants stock options each year at the same time as other annual awards are determined, based on the CEO’s recommendations to the Committee, which the CEO determines using competitive market data. Although the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee, the Committee did not exercise such discretion with respect to the 2012 and 2013 stock option grants and instead implemented the CEO’s recommendations.

The Committee determined the number of stock options granted by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model used to determine the current value of stock options and was provided to the Company by Pay Governance, LLC. Pay Governance, LLC advised the Committee that this method, which is consistent with the practice the Committee used in prior years, provides stability in option grants, is similar to the practices of other companies and prevents significant fluctuation in the number of options granted that may be caused by short-term swings in stock price associated with focusing on the closing stock price for a particular day.

For 2012, based on competitive data provided by Pay Governance, LLC, Mr. Restrepo was granted one-third of his long-term incentive opportunity in the form of restricted common shares, one-third in the form of stock options and one-third in the form of target PAUs. The restricted common shares vest on the third anniversary of the grant date. The Committee granted Mr. Restrepo this mix of long-term incentive compensation primarily as a result of the limited number of shares available under the 2009 Equity Plan and to support Mr. Restrepo’s compliance with our Ownership Guidelines. The number of restricted common shares granted to Mr. Restrepo was determined by dividing the portion of his target long-term incentive opportunity awarded in restricted common shares by the sum of (i) the average daily trading price of our Common Shares during the immediately preceding year and (ii) the estimated value of three years of anticipated cash dividends.

For 2013, based on competitive data provided by Pay Governance, LLC, Mr. Restrepo was granted 50% of his long-term incentive opportunity in the form of stock options and 50% in the form of target PAUs. The Committee granted Mr. Restrepo this mix of long-term incentive compensation primarily as a result of the limited number of shares available under the 2009 Equity Plan and Mr. Restrepo’s current compliance with our Ownership Guidelines.

Performance Award Units

Basis for PAU Awards

PAUs reward participants for achieving sustained financial results that we believe should increase the price of our Common Shares over the long term and balance the focus of our annual operating plan by rewarding participants for our financial results relative to those of other property and casualty insurers. This is consistent with our executive compensation program objective to provide compensation relative to our performance as compared to the performance of our peers. In addition, because PAUs are paid in cash, they minimize shareholder dilution.

PAU Award Process

PAUs are awarded annually by the Committee to the NEOs and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00 depending on our performance. The final value of a PAU depends on the State Auto Group’s performance relative to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period, which can be difficult, particularly in the current economic environment. For 2012 grants of PAUs to each of the NEOs other than Ms. Buss, the LTIP Peer Group consisted of approximately 60 insurance companies included in the A.M. Best Total U.S. P&C Agency Companies Composite with net written premiums ranging from $0.5 billion to $5.0 billion. For the 2012 grant of PAUs to Ms. Buss, the LTIP Peer Group consisted of approximately 50 specialty insurance companies with net written premiums ranging from $100 million to $500 million and approximately 30 workers’ compensation insurance companies with net written premiums ranging from $25 million to $500 million. The Committee reduced the size of the LTIP Peer Group for 2012 to eliminate companies that were significantly larger or smaller than the Company, which created a more focused peer group that the Committee believes will yield more meaningful performance comparisons.

PAUs are valued based on the State Auto Group’s (or our specialty insurance segment’s, in the case of Ms. Buss) achievement of performance goals selected by the Committee compared against the results of the LTIP Peer Group during the three-year period. Each goal has threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance equals the median level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile. No amount is payable with respect to a performance measure if the State Auto Group performs below the 20th percentile.

For example, if at the end of the 2012–2014 performance period there are 60 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 60 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 30/31st ranked companies. A maximum award is earned if our three-year average statutory combined ratio equals or exceeds the 12th ranked company (equal to the group’s 80th percentile). Finally, a threshold award is received if our three-year statutory combined ratio equals the 48th ranked company (or the group’s 20th percentile). The same comparison is performed for total premium growth and surplus growth, with the results equally weighted to determine the final PAU value awarded to each NEO.

PAU Awards—2010-2012 Performance Period

PAUs awarded to each of the NEOs other than Ms. Buss for the 2010-2012 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct, statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s direct written premium growth and (iii) the State Auto Group’s surplus growth. PAUs awarded to Ms. Buss for the 2010-2012 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct, statutory combined ratio for the State Auto Group, (ii) Rockhill’s direct written premium growth and (iii) Rockhill’s surplus growth.

We have not determined the value of the PAUs awarded for the 2010-2012 performance period because the final LTIP Peer Group data for the 2010-2012 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information for the 2010-2012 performance period, we currently expect that the PAUs awarded for the 2010-2012 performance period will be valued below target for all of the NEOs, except for Ms. Buss. We currently expect that the PAUs awarded to Ms. Buss for the 2010-2012 performance period will be valued significantly above target. We will determine the value of the PAUs awarded to our NEOs for the 2010-2012 performance period (and pay such amount to our NEOs) in May 2013 after the final LTIP Peer Group data for the 2010-2012 performance period is released.

PAU Awards—2012

PAUs awarded to each of the NEOs other than Ms. Buss for the 2012-2014 performance period are valued based on the achievement of target results for three equally-weighted performance measures: (i) direct, statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s direct written premium growth and (iii) the State Auto Group’s surplus growth. PAUs awarded to Ms. Buss for the 2012-2014 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct, statutory combined ratio for our specialty insurance segment, (ii) direct written premium growth for our specialty insurance segment and (iii) surplus growth for our specialty insurance segment. The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

For the 2012-2014 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2012 Target Units(#)	Target Award Value($)*	Threshold Award Value($) (1)	Maximum Award Value($)*
Robert P. Restrepo Jr.	364,000	364,000	145,600	728,000
Steven E. English	255,000	255,000	102,000	510,000
Jessica E. Buss	141,494	141,494	56,598	282,988
Clyde H. Fitch	176,800	176,800	70,720	353,600
James A. Yano	128,000	128,000	51,200	256,000

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2013

PAUs awarded for the 2013-2015 performance period are valued based on the achievement of three equally-weighted performance measures. Except for Ms. Buss, the Committee selected the same performance measures for the 2013-2015 performance period as it did for the 2012-2014 performance period for the reasons discussed above in “—PAU Awards—2012.” For the PAUs awarded to Ms. Buss for the 2013-2015 performance period, two-thirds of the value is based on the achievement of three equally-weighted performance measures: (i) direct, statutory combined ratio for our specialty insurance segment, (ii) direct written premium growth for our specialty insurance segment and (iii) surplus growth for State Auto Group, and one-third of the value is based on the achievement of the performance measures applicable to the other NEOs.

For the 2013-2015 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2013 Target Units(#)	Target Award Value($)(1)	Threshold Award Value($)(1)	Maximum Award Value($)(1)
Robert P. Restrepo Jr.	562,380	562,380	224,952	1,124,760
Steven E. English	164,250	164,250	65,700	328,500
Jessica E. Buss	118,625	118,625	47,450	237,250
Clyde H. Fitch	113,750	113,750	45,500	227,500
James A. Yano	113,750	113,750	45,500	227,500

(1)	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

Retirement and Deferred Compensation

Retirement Plans

We maintain a defined benefit pension plan, referred to as our “Retirement Plan,” to recognize the career contributions and service of our employees, assist in the retention of our employees and provide our employees with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our “SERP,” to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. All of our current NEOs are eligible to participate in the Retirement Plan and SERP except for Ms. Buss. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other employees upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. In addition to the standard SERP, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. Under the Retirement Plan, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the standard SERP, the amount of retirement benefits that an employee would be eligible to receive is determined solely by the employee’s actual period of service. The emphasis of our Retirement Plan and SERP on period of service may negatively affect our ability to attract a CEO who would not have the same opportunity to earn benefits under the Retirement Plan and SERP comparable to other employees with longer service periods. For this reason, the Committee approved the individual SERP agreement for Mr. Restrepo. Mr. Restrepo’s individual SERP agreement does not provide him with any additional age or service credits upon his entry into the plan. See “—Contractual Arrangements with Named Executive Officers—Employment Agreements” on page 50 of this Proxy Statement and “Retirement Plans” on page 59 of this Proxy Statement for more information regarding our retirement plans.

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Retirement Savings Plan” or “RSP.” The RSP is intended to help ensure the long-term financial stability of our employees. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See “Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan” on page 60 of this Proxy Statement for more information regarding the RSP.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

We maintain a non-qualified, unfunded deferred compensation plan for eligible key employees, which we refer to as our “Shadow Plan.” Non-qualified plans provide highly compensated employees with the same retirement savings opportunities, on a relative basis, as other employees. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Employees eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See “Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan” on page 61 of this Proxy Statement for more information regarding the Shadow Plan.

Executive Perquisites

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that aids in attracting and retaining the best executives.

Contractual Arrangements with Named Executive Officers

Employment Agreements

The Company enters into employment agreements to provide appropriate protection to the employee and the Company and clarity to the employee and the Company about the Company’s expectations. The Company is currently only a party to an employment agreement with its Chief Executive Officer. The Company believes that having an employment agreement in place with Mr. Restrepo ensures leadership stability and focus and assists in long-term retention. The Company also believes that continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.

We entered into a new employment agreement with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, on December 22, 2011. The terms of Mr. Restrepo’s employment agreement were the result of arm’s length negotiations between the Committee and Mr. Restrepo. As is the case with most executive employment agreements, our employment agreement with Mr. Restrepo addresses separation and severance benefits in connection with the termination of his respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. Restrepo, including the severance and separation benefits provided to Mr. Restrepo upon the occurrence of certain termination events, are described in detail below under “Agreements with Named Executive Officers—Restrepo Employment Agreement.”

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. We entered into new change in control agreements, which we refer to as “executive agreements, with each of our NEOs in 2011. The terms of the executive agreements with our NEOs are described in detail below under “Agreements with Named Executive Officers—Executive Agreements.” The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under “Agreements with Named Executive Officers—Restrepo Employment Agreement” and “Agreements with Named Executive Officers—English, Buss, Fitch and Yano Executive Agreements.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the LBP, the 2009 Equity Plan and the LTIP as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the LTIP are intended to be deductible for federal income tax purposes in accordance with Section 162(m) of the Code. While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible. For example, compensation paid for the attainment of individual performance-based awards under the LBP are not intended to constitute ”qualified performance-based compensation” for purposes of Section  162(m) of the Code.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding stock options—to build appropriate levels of Common Share ownership among our executive team. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). We revised our Stock Ownership Guidelines to also require our Section 16 officers to hold the net amount of Common Shares they obtain through the exercise of stock options or vesting of restricted stock until the later of (i) the first anniversary of the date the officer exercised the stock options or (ii) the date on which the officer satisfies the Ownership Target Amounts.

Option grants vary based on an individual’s level in the Company, our competitive market data and the scope of the NEO’s responsibility. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of option grants they receive. The following Ownership Target Amount categories will remain in place until changed by the Committee:

Chairman/CEO	100,000	Common Shares
Senior Vice President	30,000	Common Shares
Vice President	7,000	Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted stock. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following table shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 8, 2013.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO (1)	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Robert P. Restrepo, Jr.	100,000	28,023	97,564	125,587
Steven E. English	7,000	5,875	9,478	15,353
Jessica E. Buss	7,000	1,036	1,635	2,671
Clyde H. Fitch	30,000	4,959	14,505	19,464
James A. Yano	7,000	3,580	8,562	12,142

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 1, 2013 and “in the money” based on a price of $16.79, which represents the closing price for the Company’s Common Shares on this date.

Anti-Hedging Policy

Our anti-hedging policy prohibits all Company employees, including our NEOs, and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert P. Restrepo, Jr.	2012	780,000	0	291,247	(6)	314,150	168,979	776,837	114,442	2,445,655
Chairman, President and Chief Executive Officer	2011	775,192	0	284,734	(6)	258,632	626,145	884,172	111,943	2,940,818
	2010	750,192	0	322,727	(6)	311,126	929,986	460,459	83,292	2,857,782

Steven E. English	2012	420,192	0	0		51,783	134,130	121,112	16,152	743,369
Vice President and Chief Financial Officer	2011	392,308	0	64		106,582	257,475	133,774	19,448	909,651
	2010	358,077	0	87		107,142	353,144	86,706	14,452	919,608

Jessica E. Buss (7)	2012	353,736	0	0		30,531	255,716	0	28,652	668,635
Vice President, Specialty Lines	2011	353,736	0	214		62,837	374,913	0	15,061	806,761

Clyde H. Fitch	2012	340,000	0	150		38,150	174,191	105,859	16,152	674,502
Senior Vice President and	2011	338,077	0	64		78,514	211,808	106,833	15,061	750,407
Chief Sales Officer	2010	330,000	0	88		41,118	331,020	53,226	18,267	846,002

James A. Yano	2012	320,000	0	150		27,618	75,328	98,301	13,308	534,705
Vice President, Secretary and General Counsel	2011	318,077	0	64		56,846	144,500	101,460	12,940	633,887
	2010	306,923	0	88		29,654	213,312	45,879	8,575	671,017

(1)

Except as described in other footnotes, the dollar amounts shown in this column represent the grant date fair value of Common Shares awarded to the NEOs on holidays and certain service anniversary milestones. These awards are made to all employees of the company on the same basis and in the same amounts.

(2)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 12 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2012.

(3)

The amounts earned in 2012 by the NEOs with respect to the PAUs awarded in 2010 under our LTIP for the 2010-2012 performance period are not included in this column as the results for the 2010-2012 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2013.

For 2012 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2012 by each NEO under the Company performance component of the LBP and the individual performance component of the LBP:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	28,579	140,400	168,979
Steven E. English	14,600	119,530	134,130
Jessica E. Buss	176,126	79,590	255,716
Clyde H. Fitch	84,941	89,250	174,191
James A. Yano	7,328	68,000	75,328

For 2011 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2011 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP, the QPB and the PAUs relating to the 2009-2011 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	85,800	127,776	28,224	384,345	626,145
Steven E. English	41,250	113,026	14,474	88,725	257,475
Jessica E. Buss	176,868	62,369	12,800	122,876	374,913
Clyde H. Fitch	35,063	83,322	12,303	81,120	211,808
James A. Yano	22,000	52,421	11,579	58,500	144,500

For 2010 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2010 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP, the QPB and the PAUs relating to the 2008-2010 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	344,450	173,113	10,918	401,505	929,986
Steven E. English	164,241	96,044	5,206	87,653	353,144
Clyde H. Fitch	94,287	53,642	4,483	87,653	331,020
James A. Yano	216,707	82,194	6,869	60,900	213,312

(4)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(5)	The table below shows the components of the “All Other Compensation” column for 2010 through 2012.

	Year	Company Matches/ Contributions ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Legal Expenses ($)(d)	Insurance Premiums ($)		Total ($)
Robert P. Restrepo, Jr.	2012	27,300	7,402	30,018	2,790	4,013	42,919	(e)	114,442
	2011	27,132	6,486	17,826	2,790	12,015	45,694	(e)	111,943
	2010	24,224	4,082	9,277	2,790	0	42,919	(e)	83,292

Steven E. English	2012	8,750	7,402	0	0	0	0		16,152
	2011	12,962	6,486	0	0	0	0		19,448
	2010	10,652	3,800	0	0	0	0		14,452

Jessica E. Buss	2012	21,250	7,402	0	0	0	0		28,652
	2011	8,575	6,486	0	0	0	0		15,061

Clyde H. Fitch	2012	8,750	7,402	0	0	0	0		16,152
	2011	8,575	6,486	0	0	0	0		15,061
	2010	8,575	3,838	3,150	0	0	0		15,563

James A. Yano	2012	8,750	4,558	0	0	0	0		13,308
	2011	8,575	4,365	0	0	0	0		12,940
	2010	8,575	0	0	0	0	0		8,575

(a)

The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)	The dollar amounts in this column reflect spousal travel hosting on agent incentive trips.

(c)	All of the dollar amounts in this column reflect non-golf club membership dues.

(d)	The dollar amount in this column reflects certain legal expenses paid by the Company on behalf of Mr. Restrepo.

(e)

These dollar amounts reflect the income attributed to Mr. Restrepo as a result of the long term disability policy obtained by the Company to address its disability obligation under his Employment Agreement ($28,992 in 2012, 2011 and 2010), and an amount to reimburse Mr. Restrepo for the income tax liability that he incurred as a result of such policy ($13,927, $16,702 and $13,927 in 2012, 2011 and 2010, respectively).

(6)

These dollar amounts include the grant date fair value of the restricted common shares awarded to Mr. Restrepo under our 2009 Equity Plan. The grant date fair value of these restricted common shares was determined by multiplying the closing price of our Common Shares on the date of grant ($13.53, $17.03 and $18.78 for 2012, 2011 and 2010, respectively) by the number of restricted common shares granted.

(7)	Ms. Buss was not a NEO in 2010.

Grants of Plan-Based Awards in 2012

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Restricted stock award (1)	3-1-12					21,526			291,247
Stock option award (2)	3-1-12						94,057	13.53	314,150
LBP Company performance award (3)	3-1-12		46,800	468,000	936,000
LBP individual performance award (4)	3-1-12		15,600	156,000	312,000
PAU award (5)	3-1-12	364,000	145,600	364,000	728,000

Steven E. English:
Stock option award (2)	3-1-12						15,504	13.53	51,783
LBP Company performance award (3)	3-1-12		23,906	239,063	478,125
LBP individual performance award (4)	3-1-12		7,969	79,688	159,375
PAU award (5)	3-1-12	255,000	102,000	255,000	510,000

Jessica E. Buss:
Stock option award (2)	3-1-12						9,141	13.53	30,531
LBP Company performance award (3)	3-1-12		13,265	132,651	265,302
LBP individual performance award (4)	3-1-12		4,422	44,217	88,434
PAU award (5)	3-1-12	141,494	56,598	141,494	282,988

Clyde H. Fitch:
Stock option award (2)	3-1-12						11,422	13.53	38,150
LBP Company performance award (3)	3-1-12		19,125	191,250	382,500
LBP individual performance award (4)	3-1-12		6,375	63,750	127,500
PAU award (5)	3-1-12	176,800	70,720	176,800	353,600

James A. Yano:
Stock option award (2)	3-1-12						8,269	13.53	27,618
LBP Company performance award (3)	3-1-12		12,000	120,000	240,000
LBP individual performance award (4)	3-1-12		4,000	40,000	80,000
PAU award (5)	3-1-12	128,000	51,200	128,000	256,000

(1)

In 2012, Mr. Restrepo received restricted common shares under our 2009 Equity Plan. The restricted common shares shown in this column were granted on the date indicated pursuant to action of the Compensation Committee at a meeting held on that day. These restricted common shares vest on the third anniversary of the grant date. The grant date fair value of these restricted common shares was determined by multiplying the closing price of Common Shares on the date of grant ($13.53) by the number of restricted common shares granted. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2012, all of our NEOs received options under our 2009 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined in accordance with ASC Topic 718. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2009 Equity Plan, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

(3)

In 2012, all of our NEOs participated in the LBP, an annual cash incentive bonus plan that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. Except for Ms. Buss, the Company performance measures for our NEOs for 2012 were LBP Combined Ratio, return on equity and non-catastrophe loss ratio. For Ms. Buss, the Company performance measures for 2012 were net statutory combined ratio, return on equity and ex-catastrophe loss ratio The actual payments made to each NEO for the Company performance component of the LBP for 2012 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(4)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the Board of Directors and the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2012 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Executive Compensation Program Elements—Short-Term Incentive Compensation—Leadership Bonus Plan Bonuses.”

(5)

In 2012, all of our NEOs were selected to participate in the LTIP, a cash incentive bonus plan, for the performance period beginning January 1, 2012 and ending December 31, 2014. Under the LTIP, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—direct, statutory combined ratio for the State Auto Group, the State Auto Group’s direct written premium growth and the State Auto Group’s surplus growth—in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the LTIP, see “—Executive Compensation Program Elements—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	30,000	0	0	31.94	3/1/16	55,413	827,870
	23,012	0	0	29.53	5/2/17
	49,624	0	0	25.81	3/5/18
	52,088	0	0	14.49	3/4/19
	36,191	17,824	0	18.78	3/3/20
	17,983	34,907	0	17.03	3/2/21
	0	94,057	0	13.53	2/28/22

Steven E. English	2,500	0	0	18.74	5/21/13
	2,500	0	0	30.86	5/26/14
	3,252	0	0	30.75	5/31/14
	2,500	0	0	26.45	5/9/15
	6,300	0	0	33.50	5/16/16
	5,910	0	0	29.53	5/2/17
	10,834	0	0	25.81	3/5/18
	12,025	0	0	14.49	3/4/19
	12,463	6,138	0	18.78	3/3/20
	7,411	14,385	0	17.03	3/2/21
	0	16,473	0	13.53	2/28/22

Jessica E. Buss	4,370	8,480	0	17.03	3/2/21
	0	9,141	0	13.53	2/28/22

Clyde H. Fitch	18,850	0	0	25.72	11/4/17
	10,834	0	0	25.81	3/5/18
	10,994	0	0	14.49	3/4/19
	11,425	5,626	0	18.78	3/3/20
	5,460	10,596	0	17.03	3/2/21
	0	11,422	0	13.53	2/28/22

James A. Yano	5,682	0	0	29.53	5/2/17
	7,527	0	0	25.81	3/5/18
	7,929	0	0	14.49	3/4/19
	8,256	4,066	0	18.78	3/3/20
	3,953	7,672	0	17.03	3/2/21
	0	8,269	0	13.53	2/28/22

*	The closing price of our Common Shares on December 30, 2012 was $14.94.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•	Options expiring March 3, 2020 were granted on March 4, 2010. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 4, 2013.

•	Options expiring March 2, 2021 were granted on March 3, 2011. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 3, 2014.

•	Options expiring February 28, 2022 were granted on March 1, 2012. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 1, 2015.

(2)

All restricted common shares listed in this table vest on the third anniversary of the date of grant. Accordingly 17,180 of such shares vest on March 4, 2013, 16,707 of such shares vest on March 3, 2014 and 21,526 of such shares vest on March 1, 2015.

Option Exercises and Stock Vested in Fiscal 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.	0	—	0	—
Steven E. English	0	—	0	—
Jessica E. Buss	0	—	0	—
Clyde H. Fitch	0	—	0	—
James A. Yano	0	—	0	—

Retirement Plans

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our current NEOs and other employees hired before January 1, 2010 are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Our SERP, which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee previously approved participation in this SERP for all NEOs. Executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

In addition to the standard SERP discussed above, we have entered into an individual SERP agreement with Mr. Restrepo to offset the impact of the relatively shorter duration of employment available to him at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 62 and has been an employee for seven years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determinations. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Mr. Restrepo (See “Agreements with Named Executive Officers—Restrepo Employment Agreement” on page 62 of this Proxy Statement).

Pension Benefits in Fiscal 2012

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan	7		88,509	0
	SERP	7		201,708	0
	Individual SERP	7		486,621	0

Steven E. English	Retirement Plan	12	(2)	64,219	0
	SERP	12	(2)	56,893	0

Jessica E. Buss (3)

Clyde H. Fitch	Retirement Plan	5		76,573	0
	SERP	5		29,286	0

James A. Yano	Retirement Plan	4		76,420	0
	SERP	4		21,882	0

(1)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2012, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

(2)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $25,370 within the Retirement Plan and $11,289 within the SERP).

(3)	Ms. Buss is not eligible to participate in the Retirement Plan or SERP and is not a party to an individual supplemental executive retirement plan.

Deferred Compensation Plans

Defined Contribution Plan/401(k) Plan

Our defined contribution plan, which we refer to as the “Retirement Savings Plan” or “RSP,” is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. We changed the name of the RSP from The State Auto Insurance Companies Capital Accumulation Plan to The State Auto Insurance Companies Retirement Savings Plan effective on January 1, 2010. Participation in the RSP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares. None of our NEOs made this election, except for Messrs. Restrepo and Yano.

The Company may make a discretionary matching contribution of 100% of each participant’s RSP contributions for the first 1% of base salary, plus 50% of each participant’s RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. This equates to a Company contribution in the RSP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

In 2010, all of our employees hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an employee elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the RSP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.

The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a “date-certain” distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2012

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	38,808	18,550	52,817	0	390,034
Steven E. English	84,375	0	58,454	0	600,770
Jessica E. Buss	0	5,187	1,166	0	11,808
Clyde H. Fitch	0	0	2,992	0	23,319
James A. Yano	0	0	3,679	0	19,592

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2012 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Agreements with Named Executive Officers

Restrepo Employment Agreement

We entered into a new employment agreement with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, on December 22, 2011. The employment agreement has a four-year term ending on December 31, 2015, unless terminated earlier due to Mr. Restrepo’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Mr. Restrepo’s retirement from the Company, whether initiated by Mr. Restrepo or mandatory, will be treated as his voluntary termination of employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary and is entitled to participate in the LBP, the QPB (for so long as the Company continues to offer the QPB to its executives), the LTIP, any Company employee stock purchase plan, the Retirement Plan, the RSP, the SERP, the Restrepo SERP (as defined below) and the 2009 Equity Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to executives of the Company. The employment agreement further provides that unless Mr. Restrepo otherwise agrees (i) his annual base salary shall not be less than $780,000, (ii) his target bonus under the LBP shall not be less than 75% of his then-current annual base salary and (iii) his potential bonus compensation under the LBP shall not be less than his potential bonus compensation under the LBP as of December 22, 2011. The compensation paid to Mr. Restrepo in 2010, 2011 and 2012 is set forth in the “Summary Compensation Table” on page 53 of this Proxy Statement.

Mr. Restrepo’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. If Mr. Restrepo is terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would have been entitled under the LBP, QPB and LTIP as then in effect. Mr. Restrepo’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Termination Without Cause. If Mr. Restrepo is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until December 31, 2015;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and LTIP for the two years immediately preceding the year in which the employment agreement is terminated; and

•

an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015.

In addition, if Mr. Restrepo is terminated without cause, any stock options granted to Mr. Restrepo shall vest on the termination date.

Death. In the event Mr. Restrepo dies while employed by State Auto, his beneficiaries will receive his then-current base salary for the lesser of 12 months or until December 31, 2015 plus a pro rata share of the compensation he earned under the QPB, LBP and LTIP as of the date of death.

Disability. If Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, the Company may terminate Mr. Restrepo’s employment. In the event of a termination for disability, Mr. Restrepo would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. After the date of termination, he would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or December 31, 2015. In addition, Mr. Restrepo shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. Restrepo has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. Restrepo voluntarily terminates his employment, including retirement initiated solely by Mr. Restrepo and mandatory retirement on December 31, 2015, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the QPB, LBP or LTIP as then in effect, provided, that he is employed by State Auto on the date such compensation is paid under the QPB, LBP or LTIP.

Mr. Restrepo may be required to repay all or any part of such severance and separation benefits if:

•	Mr. Restrepo violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. Restrepo;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) Mr. Restrepo engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. Restrepo engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

Mr. Restrepo’s employment agreement also imposes post-employment covenants that prohibit Mr. Restrepo from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. Restrepo’s separation of service with the Company, provided, that the non-competition obligations will only continue for a period of one year if Mr. Restrepo’s separation from service with the Company is voluntary.

Mr. Restrepo is also eligible to participate in an individual Supplemental Executive Retirement Plan established for him by the Company (the “Restrepo SERP”). The Restrepo SERP generally provides Mr. Restrepo with supplemental retirement benefits to the extent necessary to cause his aggregate retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by the Company; provided, however, that the benefits payable pursuant to the Restrepo SERP will be proportionately reduced if Mr. Restrepo has less than 20 years of service with the Company at retirement. The Company has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with the Company. As a result, Mr. Restrepo will have no more than 10 years of service with the Company when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Restrepo SERP accordingly.

Change in Control Agreements

We entered into a new change in control agreement, which we refer to as “executive agreements,” with each of our NEOs in 2011. The terms of each executive agreement were the result of arm’s length negotiations between the Committee and the executive. Each of the executive agreements define a “Change of Control” to include the following:

•

any person becomes the direct or indirect owner of 30% or more of the combined voting power of the Company’s then outstanding securities, except for acquisitions by the Company or certain of its affiliates or by any employee benefit plan maintained by the Company or certain of its affiliates;

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction occurs that the Company would be required to report as a change in control under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•

a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

•

a sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company (including the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis);

•	a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

Restrepo Executive Agreement

We entered into a new executive agreement with Mr. Restrepo on December 22, 2011 contemporaneously with our entry into his new employment agreement. The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Restrepo’s executive agreement will terminate if his employment terminates prior to a Change of Control unless the termination occurs in the event of a pending Change of Control event.

We will provide certain severance benefits to Mr. Restrepo under his executive agreement if Mr. Restrepo incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Restrepo’s termination.

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement under the circumstances set forth above:

•	a lump sum cash payment equal to 2.99 times Mr. Restrepo’s then-current annual base salary (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

a lump sum cash payment equal to 2.99 times the sum of (i) the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs and (ii) the total bonus payable to Mr. Restrepo under the QPB during the year immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. Restrepo is within two years of mandatory retirement on December 31, 2015);

•

an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by the lesser of 24 or the number of months from the date of termination until December 31, 2015;

•

life and accidental death and dismemberment insurance coverage and disability insurance coverage (other than payment of income replacement benefits) for a two-year period commencing on the date of termination or until December 31, 2015, whichever is earlier;

•

retirement benefits in an amount equal to the excess of (i) the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries, under the defined benefit retirement plans in which Mr. Restrepo participates (including the SERP and the Restrepo SERP) if (A) the terms of such plans were those most favorable to Mr. Restrepo and (B) Mr. Restrepo’s highest average annual compensation as defined under such defined benefit retirement plans over (ii) the retirement benefits that are payable to Mr. Restrepo or Mr. Restrepo’s beneficiaries under such defined benefit retirement plans in which Mr. Restrepo participates;

•

outplacement benefits up to a maximum amount equal to 15% of Mr. Restrepo’s annual base salary plus up to $5,000 to reimburse Mr. Restrepo for travel expenses he incurs in connection with seeking new employment; and

•	stock options or other equity-based awards held by Mr. Restrepo become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.

Mr. Restrepo’s executive agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Restrepo would not be subject to an excise tax.

Mr. Restrepo’s executive agreement also provides that, for a period of five years after the earlier to occur of a Change in Control or a separation of service, we would provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless Mr. Restrepo to the fullest extent permitted under Ohio law if he is made a party to any proceeding by reason of having served as our director, officer or employee.

English, Buss, Fitch and Yano Executive Agreements

We also entered into new executive change of control agreements in 2011 with certain of our other executive officers, including Mr. English, Ms. Buss, Mr. Fitch and Mr. Yano. The executive agreements of Mr. English, Ms. Buss, Mr. Fitch and Mr. Yano were effective October 28, 2011 for a three-year term. If a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

We will provide certain severance benefits to the executive under the executive agreement if during the term of his or her executive agreement the executive’s employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause, the death or disability of the executive or his mandatory retirement at age 65);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the Executive under his executive agreement if his employment with the Company is terminated during the term of his executive agreement under the circumstances set forth above:

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during the two fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

outplacement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses he incurs in connection with seeking new employment;

•	stock options held by the executive become exercisable; and

•	an amount equal to the then current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 24.

These executive agreements also provide that State Auto will pay the executive such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and the executive would not be subject to an excise tax.

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•

(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) the executive engages in conduct detrimental to the Company that causes or substantially contributes to the need for the financial statement restatement; and (iii) the amount of his or her severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	the executive engages in (i) any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or (ii) any fraudulent conduct.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or employee.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2012):

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change in Control
Robert P. Restrepo, Jr.	Salary	$1,560,000	(3)	$-0-		$780,000	(4)	$679,500	(5)	$2,332,200	(6)
	Cash Bonus (7)	$1,723,605	(8)	$945,539	(9)	$945,539	(9)	$945,539	(9)	$1,177,444	(10)
	Stock Options	$25,523	(11)	$-0-		$-0-		$-0-		$25,523	(11)
	Restricted Stock	$827,870	(12)	$-0-		$827,870	(12)	$827,870	(12)	$827,870	(12)
	Health Benefits	$12,816	(13)	$-0-		$-0-		$84,502	(14)	$12,816	(13)
	Group Life; Disability	$-0-		$-0-		$-0-		$1,166,949	(15)	$24,792	(16)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$122,000	(17)
	Retirement	$3,042,522	(18)	$3,042,522	(18)	$3,042,522	(18)	$3,042,522	(18)	$3,042,522	(18)
	TOTAL:	$7,192,336		$3,988,061		$5,595,931		$6,746,882		$7,565,167

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-		$850,000	(19)
	Cash Bonus (20)	$451,130	(9)	$451,130	(9)	$451,130	(9)	$451,130	(9)	$217,121	(21)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$5,411	(11)
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,816	(13)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$68,750	(17)
	Retirement	$438,333	(18)	$438,333	(18)	$438,333	(18)	$438,333	(18))	$438,333	(18)
	TOTAL:	$889,463		$889,463		$889,463		$889,463		$1,592,431

Jessica E. Buss	Salary	$-0-		$-0-		$-0-		$-0-		$707,472	(19)
	Cash Bonus (20)	$441,427	(9)	$441,427	(9)	$441,427	(9)	$441,427	(9)	$204,756	(21)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$-0-
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,816	(13)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$58,060	(17)
	TOTAL:	$441,427		$441,427		$441,427		$441,427		$983,104

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change in Control

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-		$680,000	(19)
	Cash Bonus (20)	$425,091	(9)	$425,091	(9)	$425,091	(9)	$425,091	(9)	$187,028	(21)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$4,947	(11)
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,816	(13)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$56,000	(17)
	Retirement	$387,176	(18)	$387,176	(18)	$387,176	(18)	$387,176	(18)	$387,176	(18)
	TOTAL:	$812,267		$812,267		$812,267		$812,267		$1,327,967

James A. Yano	Salary	$-0-		$-0-		$-0-		$-0-		$640,000	(19)
	Cash Bonus (20)	$256,828	(9)	$256,828	(9)	$256,828	(9)	$256,828	(9)	$119,206	(21)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$3,568	(11)
	Health Benefits	$-0-		$-0-		$-0-		$-0-		$12,816	(13)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$53,000	(17)
	Retirement	$370,016	(18)	$370,016	(18)	$370,016	(18)	$370,016	(18)	$370,016	(18)
	TOTAL:	$626,844		$626,844		$626,844		$626,844		$1,198,606

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. Restrepo, English, Fitch and Yano and Ms. Buss pursuant to their respective employment and/or executive agreements with us and the applicable terms of the LBP, QPB, LTIP, 2009 Equity Plan and associated award agreements. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount. For narrative disclosure of the material terms of our agreements with Messrs. Restrepo, English, Fitch and Yano and Ms. Buss see “Agreements with Named Executive Officers” on page 62 of this Proxy Statement.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)	This dollar amount represents two times Mr. Restrepo’s annual base salary on December 31, 2012.

(4)	This dollar amount represents Mr. Restrepo’s annual base salary on December 31, 2012.

(5)

If terminated for disability, Mr. Restrepo would be entitled to receive 80% of his base salary as of December 31, 2012 of $780,000 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans, which equates to 60% of his salary. This dollar amount assumes that Mr. Restrepo will reach age 65 and his disability will not terminate before then.

(6)	This dollar amount represents 2.99 times Mr. Restrepo’s current annual base salary.

(7)

In the event of the termination of Mr. Restrepo’s employment without cause or by reason of his death or voluntary termination, Mr. Restrepo would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that Mr. Restrepo was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to Mr. Restrepo upon a hypothetical termination of his employment without cause or by reason of his death or voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. Mr. Restrepo would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of the termination of Mr. Restrepo’s employment by reason of his disability, Mr. Restrepo would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to the target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(8)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and LTIP for 2010 and 2011 ($778,066) and (ii) the amount of compensation to which he is entitled pursuant to the LBP and LTIP as of December 31, 2012 ($945,539).

(9)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the LBP and LTIP as of December 31, 2012.

(10)

This dollar amount represents 2.99 times the sum of (i) the average of the annual aggregate bonuses Mr. Restrepo earned under the LBP for the two years immediately preceding the year in which the Change of Control occurs ($365,570) and (ii) the total bonus payable to Mr. Restrepo under the QPB during the year immediately preceding the year in which the Change of Control occurs ($28,224).

(11)

This dollar amount represents the number of Common Shares underlying the restricted common shares held by the NEO on December 31, 2012 multiplied by the closing market price of our Common Shares on December 31, 2012 ($14.94).

(12)

This dollar amount represents the number of Common Shares underlying the restricted common shares held by the NEO on December 31, 2012 (55,413) multiplied by the closing market price of our Common Shares on December 31, 2012 ($14.94).

(13)	This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2012 ($534) multiplied by 24.

(14)	This dollar amount represents our estimate of the present value of the health benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2012 by reason of his disability.

(15)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Restrepo would be entitled to if he was terminated on December 31, 2012 by reason of his disability.

(16)

This dollar amount represents the estimated cost to provide the NEO with 24 of continued life and accidental death and dismemberment insurance coverage and 24 months of continued disability insurance coverage.

(17)

This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2012 plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(18)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2012.

(19)	This dollar amount represents two times the NEO’s annual base salary as of December 31, 2012.

(20)

In the event of the termination of the NEO’s employment without cause or by reason of his voluntary termination, the NEO would be entitled to a prorated award under the LTIP for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the LTIP because it does not have final performance data for any performance period under the LTIP and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the LTIP as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the LTIP in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his death or disability, the NEO would be entitled to an award under the LTIP for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(21)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2010 and 2011.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Robert E. Baker; David J. D’Antoni; David R. Meuse; S. Elaine Roberts; and Paul S. Williams. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2012 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2012 fiscal year and in this Proxy Statement.

Compensation Committee

Robert E. Baker, Chairperson

David J. D’Antoni

David R. Meuse

S. Elaine Roberts

Paul S. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent registered public accounting firm.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2012 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States’ generally accepted accounting principles (“US GAAP”), their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, SAS 89 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the CRO or the director of enterprise risk management on selected risk areas. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2012 fiscal year for filing with the SEC.

The Audit Committee held a total of eight meetings in 2012, four in person and four by conference calls. Ms. Mallesch and Messrs. Markert, Meuse, Trevor and Williams participated in 100% of the meetings. All of the members of the Audit Committee are independent directors as defined by the Nasdaq listing rules and the applicable regulations of the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with US GAAP, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent auditors are in fact “independent.”

The Audit Committee receives regular reports from our Compliance Officer with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Eileen A. Mallesch, Chairperson

Thomas E. Markert

David R. Meuse

Alexander B. Trevor

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 8, 2013, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,264,627		62.4%
518 East Broad Street
Columbus, OH 43215
Dimensional Fund Advisors LP	2,261,956	(2)	5.59%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas, 78746

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)

Based solely on a Schedule 13G filed with the SEC on February 8, 2013. On that date, Dimensional Fund Advisors LP (“Dimensional”) reported that it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds.”). In Dimensional’s role as investment advisor, sub-advisor and/or manager, neither it nor its subsidiaries possess voting and/or investment power with respect to 2,261,956 of our Common Shares owned by the Funds, and may be deemed to be the beneficial owner of such Common Shares held by the Funds. Dimensional disclaimed beneficial ownership of such Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2012)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,707,656	$22.29	903,520
Equity Compensation Plans not Approved by Security Holders(2)	71,959	$27.27	0

Total	3,779,615		903,520

(1)

Includes 540,804 Common Shares available for issuance under our 2009 Equity Incentive Compensation Plan and 362,716 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been or may be awarded to our outside directors under our Directors’ RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under our Directors’ RSU Plan cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto

Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual (1) (2) (3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform all organizational, operational and management functions for insurers in the State Auto Group (defined below in footnote 3) while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2005 Management Agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the companies named below was performed by an employee of State Auto P&C.

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2012, SAWI paid management fees in the amount of $0.24 million to State Auto P&C under the 2000 Midwest Management Agreement.

(1)

During 2012, our subsidiaries were State Auto P&C, Milbank, State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty Insurance Company (“Farmers Casualty”), Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”). Farmers Casualty was merged into State Auto P&C effective December 31, 2012.

(2)

State Auto Mutual’s subsidiaries and affiliates that during 2012 were parties to the 2005 Management Agreement were Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), Meridian Insurance Group, Inc. (“MIGI”), State Auto Florida Insurance Company (“SAFL”), Beacon National Insurance Company (“Beacon National”), Beacon Lloyds Insurance Company (“Beacon Lloyds”) (Beacon National and Beacon Lloyds are collectively referred to as the “Beacon Companies”), Patrons Mutual Insurance Company of Connecticut (“Patrons CT”) and Litchfield Mutual Fire Insurance Company (“Litchfield”) (Patrons CT and Litchfield are collectively referred to as the “Patrons Group”). SAFL and Beacon National were merged into Meridian Security effective December 31, 2012. Beacon Lloyds was dissolved effective December 31, 2012. During 2012, additional subsidiaries of State Auto Mutual included State Auto Insurance Company of Wisconsin (“SAWI”), BroadStreet Capital Partners, Inc. (“BCP”), and the “Rockhill Companies” which consist of Rockhill Insurance Company (“RIC”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“American Compensation”), Bloomington Compensation Insurance Company (“Bloomington Compensation”) (RIC, Plaza, American Compensation and Bloomington Compensation are collectively referred to as the “Rockhill Insurers”), National Environmental Coverage Corporation of the South, LLC, National Environmental Coverage Corporation, RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”). State Auto Mutual currently holds a minority interest in “BCP”, having sold the majority of its BCP shares to two unaffiliated parties in March 2012.

(3)	The State Auto Group refers to State Auto P&C, Milbank, SAOH, Farmers Casualty, State Auto Mutual, SAWI, SAFL, the MIGI Insurers, the Beacon Companies, the Patrons Group and the Rockhill Insurers.

During the first two months of 2012, we had a Cost Sharing Agreement among State Auto P&C, State Auto Mutual and BCP. BCP paid total management fees of $32,923 to State Auto P&C and State Auto Mutual under this agreement for January and February 2012. The Cost Sharing Agreement was terminated as of March 1, 2012, the effective date of State Auto Mutual’s sale of the majority of its share ownership in BCP to two unaffiliated parties.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). During 2012, the Rockhill Companies (except RED) paid total management fees of $1.45 million to State Auto P&C and State Auto Mutual under this agreement.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that the Patrons Group may terminate their participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. During 2012, RTW was compensated for its services on either a per case, per file or per hour basis, depending upon the type of service it renders. Beginning January 2013, RTW will be compensated on a cost basis for some of its services and on an hourly basis for other services rendered. The Consulting Services Agreement has a one-year term and automatically renews for additional one-year terms unless 60 days’ advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2012, RTW was paid $2.68 million under this agreement.

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into an Underwriting Management Agreement (“UMA”) with RED. Under this agreement, the State Auto insurers delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for the alternative risk and program market. During 2012, the parties decided to non-renew most of the program business covered by the UMA due to unprofitability, and to reduce the underwriting management fee paid to RED under the UMA. Previously, the State Auto insurers had paid RED an underwriting management fee equal to 7% of the collected gross written premium on each contract or policy paid for under the UMA. That fee was reduced in early 2012 to 3% for all programs except the most unprofitable one for which the fee was eliminated. The initial term of the UMA expires December 31, 2014. It will automatically renew for additional one-year periods, unless a party terminates the UMA as to itself as of the end of the initial or any subsequent period by giving three months’ prior written notice thereof to the other parties. During 2012, RED was paid $8.14 million under this agreement.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2012, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.0%; State Auto P&C—51.0%; Milbank—14.0%; Farmers Casualty—0.0%; SAWI—0.0%; SAOH—0.0%; SAFL—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; Beacon National—0.0%; RIC—0.0%; Plaza—0.0%; American Compensation—0.0%; and Bloomington Compensation—0.0%.

Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, Farmers Casualty, SAOH, SAFL, the MIGI Insurers, the Beacon Companies, the Patrons Group, RIC, Plaza, American Compensation and Bloomington Compensation the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2012, the percentage was 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. Beginning January 2013, the percentage for bonds is reduced to 0.2%. During 2012, the following companies incurred the following fees to Stateco: State Auto Mutual—$2.06 million; State Auto P&C—$6.62 million; Milbank—$1.77 million; SAWI—$48,829; Farmers Casualty—$0.18 million; SAOH—$0.07 million; Meridian Security—$0.14 million; Meridian Citizens Mutual—$0.08 million; SAFL—$46,249; Beacon National—$0.07 million; Beacon Lloyds—$8,437; Patrons CT—$0.09 million; Litchfield—$24,204; RIC—$0.26 million; Plaza—$0.07 million; American Compensation—$0.12 million; and Bloomington Compensation—$46,263. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2012, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2012, there had been no adverse development of this liability. As of December 31, 2012, the potential liability remaining under this guaranty was estimated to be $0.37 million.

518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Southern Regional Office, respectively. State Auto Mutual paid 518 PML $0.21 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2012. In addition, 518 PML leased an office building it owned in Greer, South Carolina, to State Auto Mutual until the building was sold at the end of 2012. State Auto Mutual paid 518 PML $0.65 million in rent for the South Carolina location in 2012. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2012. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2013. See “Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2012 and 2011, respectively, by Ernst & Young LLP were as follows:

	2012	2011
Audit fees(1)	$1,558,969	$1,577,472
Audit related fees(4)	—	17,400
Tax fees(2)(4)	47,780	43,462
All other fees(3)(4)	—	51,500

Total	$1,606,749	$1,689,834

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes services for tax research and compliance.

(3)	For 2011, represents services provided for International Financial Reporting Standards assessment.

(4)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2012 or 2011 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

In order to bring business, including a proposal, before the 2014 Annual Meeting of Shareholders, expected to be held in May 2014, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s code of regulations. To be considered timely, a shareholder’s notice must be given to the Company’s secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the Company’s secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the Company’s secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section 16(a) filing requirements were complied with during 2012, with the following exception: David R. Meuse, a director of the Company, failed to timely file one Form 4 related to the purchase of 3,000 Common Shares on August 10, 2012.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

Exhibit A

[Proposed changes are underlined for reference purposes.]

STATE AUTO FINANCIAL CORPORATION

2009 EQUITY INCENTIVE COMPENSATION PLAN

Background Information

The following is the 2009 Equity Incentive Compensation Plan of State Auto Financial Corporation, an Ohio Corporation, (the “Company”), including the proposed amendment being presented to shareholders for approval at the Annual Meeting of Shareholders being held on May 6, 2011. The 2009 Equity Incentive Compensation Plan and the proposed amendment thereto are hereinafter collectively referred to as the “Plan.”

Section 1.	Purposes of Plan

The Plan is intended to advance the interests of the Company and its shareholders by enhancing the ability of the Company and its affiliates to attract and retain highly-qualified key employees and by providing additional incentives and compensation to such employees to achieve the Company’s long-term business plans and objectives. The Plan is also intended to encourage and enable key employees to participate in the Company’s future prosperity and growth by providing the participants with incentives and compensation based on the Company’s performance, development and financial success. The Plan is not intended to be, and shall not be construed as, a deferred compensation plan.

These purposes will be achieved by granting to key employees equity-based awards (the “Awards”) under the Plan in the form of: (A) Incentive Stock Options (“ISOs”), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) stock options which are not intended to qualify as ISOs (“NQSOs”) (ISOs and NQSOs are referred to together hereinafter as “Stock Options”); (C) common shares of the Company (the “Shares”), which will be subject to a vesting schedule based on the recipient’s continued employment (“Restricted Shares”); (D) Shares which will be subject to a vesting schedule based on certain performance objectives (“Performance Shares”), (E) Performance Units as described in Section 9, and (F) Other Stock-Based Awards as described in Section 10. For purposes of this Plan, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” respectively, as those terms are defined in Code Section 424.

Section 2.	Administration

The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Company’s Board of Directors (the “Board”). The members of the Committee shall serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time and members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company. The members of the Committee shall not be eligible to participate in the Plan while serving on the Committee, and each member shall be a “non-employee director” within the meaning of Rule 16b-3, as amended, under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, each member of the Committee shall be an “outside director” within the meaning of Code Section 162(m).

Unless otherwise determined by the Board, the Committee shall have full and final authority to administer the Plan in accordance with its terms, including, without limitation, authority, to the extent not inconsistent with the specific provisions of the Plan, to: (A) interpret all provisions of the Plan consistent with law; (B) designate the key employees to receive Awards under the Plan (such recipients, “Participants”); (C) determine the frequency of Awards; (D) determine the number and type of Awards to be granted to each Participant; (E) determine the terms and conditions, not inconsistent with the terms hereof, of any Award, including without limitation, time and performance restrictions; (F) prescribe the form and terms of instruments evidencing any Awards granted under this Plan; (G) determine the vesting requirement, if any, for Awards; (H) make special Award grants when appropriate; (I) adopt, amend and rescind general and special rules and regulations for the Plan’s administration including administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; (J) direct employees of the Company, its parent and the Company’s and its parent’s subsidiary corporations and affiliates, and advisors to prepare such materials or perform such analyses as the Committee deems necessary and appropriate; (K) interpret the terms and provisions of the Plan and any Award granted and any agreements relating thereto; (L) make all other determinations necessary or advisable for the administration of this Plan; and (M) take any other actions the Committee considers appropriate in connection with, and otherwise supervise the administration of, the Plan.

The Committee may designate selected Committee members or certain employees of the Company to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Committee.

Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be made in the Committee's sole discretion and shall be final, binding and conclusive on the Company, its shareholders, its parent and subsidiary corporations, and all Participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them.

Service on the Committee shall constitute service as a member of the Board of Directors of the Company, so that members of the Committee shall be entitled to indemnification, reimbursement and other protections as directors of the Company as set forth in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, as each may be further amended from time to time, as set forth in the Indemnity Agreements between the Company and each of its directors, and additionally as provided, and to the full extent not prohibited, by law.

Section 3.	Eligibility and Factors to be Considered in Granting Awards

The employees eligible to receive Awards under the Plan (“Eligible Employees”) shall include only employees of the Company or its parent or the Company’s or its parent’s subsidiary corporations or affiliates who: (A) are executive, administrative, professional or technical personnel who, in the opinion of the Committee, have responsibilities affecting the management, development or financial success of the Company or one or more of its subsidiaries or other affiliated entities; (B) perform services for the benefit of the Company, its parent or subsidiary corporations; and (C) are otherwise eligible employees as defined by applicable law. No director of the Company who is not also an employee of the Company, its parent or the Company’s or its parent’s subsidiary corporations or affiliates shall be eligible to participate in the Plan.

In making any determination as to the employees to whom Awards shall be granted, the Committee shall take into account, in each case, the level and responsibility of the employee’s position, the level of the employee’s performance, the employee’s level of compensation, the assessed potential of the employee and such other factors as the Committee in its sole discretion shall deem relevant to the accomplishment of the purposes of the Plan.

Section 4.	Shares Subject to Plan

The maximum aggregate number of common shares, without par value, of the Company (“Shares”) which may be issued under the Plan shall be 2,000,000 shares; provided that in no event shall more than 33% of the Shares authorized for issuance under the Plan be granted in the form of Awards other than Stock Options.

Subject to shareholder approval and effective upon such approval, an additional 1,000,000 Shares shall be authorized for Awards granted under the Plan. Each Share issued or transferred pursuant to an Award of Stock Options will reduce the aggregate Plan limit described in this Section by one (1) Share. Each Share issued or transferred (and in the case of Restricted Shares, released from all substantial risk of forfeiture) pursuant to an Award other than Stock Options shall reduce the aggregate Plan limit described in this Section by: (A) one (1) Share if issued or transferred pursuant to an Award granted prior to the effective date of this Amendment; and (B) three (3) Shares if issued or transferred pursuant to an Award granted on or after the effective date of this Amendment.

For each calendar year, the maximum number of Shares which may be granted to any individual during that year in the form of Awards of Stock Options, Restricted Shares and Performance Shares shall not exceed 250,000 Shares.

The Shares which may be issued under the Plan may be authorized but unissued Shares or issued Shares reacquired by the Company and held as treasury Shares. If any Shares subject to a Stock Option granted under the Plan are forfeited by the holder thereof, or if any Restricted Shares or Performance Shares granted under the Plan are forfeited by the holder thereof, or if any Stock Option or other Award granted under the Plan terminates without a payment or transfer being made to the Award recipient in the form of Shares, then such Shares shall again be available for distribution in connection with future Awards under the Plan. If any Award granted under the Plan expires or terminates for any reason without having been fully exercised, the unpurchased Shares which had been subject to that Award shall again be available for other Awards to be granted under the Plan. The aggregate number of Shares shall be subject to adjustment under Section 11.(A) of the Plan.

Section 5.	Grant of Awards

Any Awards may be granted alone or in addition to other Awards granted under the Plan. Any Awards granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the Plan, and the provisions of Awards need not be the same with respect to each Participant.

Each Award granted under the Plan shall be authorized by the Committee and shall be evidenced by a written award agreement (the “Award Agreement”), in the form approved by the Committee from time to time, which shall be dated as of the date approved by the Committee in connection with the grant, signed by an officer of the Company authorized by the Committee, and signed by the Participant, and which shall describe the Award and state that the Award is subject to all the terms and provisions of the Plan and such other terms and provisions, not inconsistent with the Plan, as the Committee may approve. The date on which the Committee approves the granting of an Award shall be deemed to be the date on which the Award is granted for all purposes, unless the Committee otherwise specifies. The granting of an Award under the Plan, however, shall be effective only if and when a written Award Agreement is duly executed and delivered by or on behalf of the Company and the Participant. Any Award Agreement which is not duly executed and returned by the Participant within 60 days of the granting of the Award shall be null and void.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, compensation or exchange of Shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other Awards or Stock Options with an exercise price that is less than the exercise price of the original Stock Options without shareholder approval.

Section 6.	Stock Options

The Committee may, in its sole discretion and subject to the provisions of the Plan, grant to Eligible Employees and Participants at such times as it deems appropriate, Stock Options to purchase Shares.

Stock Options granted under this Plan may be: (i) Options which are intended to qualify as ISOs under Code Section 422; and/or (ii) Stock Options which are not intended to qualify under Code Section 422. Stock Options may be allotted to Eligible Employees or Participants in such amounts, subject to the limitations specified in this Section and Sections 3 and 4 of the Plan, as the Committee, in its sole discretion, may from time to time determine.

Stock Options granted hereunder shall be evidenced by a Stock Option Award Agreement executed as set forth in Section 5 above, containing such terms and provisions not inconsistent with the terms of the Plan as are recommended and approved from time to time by the Committee. Each Stock Option Award Agreement shall be consistent with the Plan, including, without limitation, the following provisions:

(A)

Exercise Price. The exercise price per Share at which each Stock Option granted under the Plan may be exercised shall not be less than the Fair Market Value per Share at the time such Stock Option is granted. In the case of an Eligible Employee or Participant who owns Shares representing more than 10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary, at the time an ISO is granted, the exercise price of the ISO shall not be less than 110% of the Fair Market Value of the Shares at the time the ISO is granted.

For the purposes of the Plan “Fair Market Value” means, as of any given transaction date, the following: (1) if the Company’s Shares are listed on a national securities exchange at the time of the transaction, then the Fair Market Value of each Share shall be no less than the average of the highest and lowest selling price on such exchange on the transaction date, or if there were no sales on said date, then on the next prior business day on which there were sales; (2) if the Company’s Shares are traded other than on a national securities exchange on the transaction date, then the Fair Market Value of each Share shall be not less than the last sale price as reported on the Nasdaq Stock Market as of the close of the regular trading day or the mean between the bid and asked price as reported on the National Association of Securities Dealers as the case may be, on the transaction date, or if there is no sale price or bid and asked price on said date, then on the next prior business date on which there was a sale price or bid or asked price. Notwithstanding the foregoing, Fair Market Value may be determined at the time of such transaction and according to the standard market processes or the procedures of the Plan’s third party administrator, as applicable.

If the Company’s Shares are not traded on any security exchange or reported on the Nasdaq Stock Market or by the National Association of Securities Dealers, then the Committee shall exercise its best judgment to make a good faith determination of the fair market value per Share. Such determination shall include a valuation of the Company’s present and future earnings capacity for the purpose of determining the fair market value of a Share of the Company’s Shares as of a specified date. The value determined shall be defined as the fair market value of a Share of stock for a specified period of time as defined by the Committee.

The Committee retains the right to determine the price per Share at which each NQSO granted under the Plan may be exercised, provided that no NQSO shall be granted at less than Fair Market Value.

(B)

Option Period and Vesting. Stock Options granted under the Plan are exercisable at such time or times as may be determined by the Committee (the “Vesting Date”). A Stock Option shall be exercisable only with respect to the Shares which have become vested pursuant to the terms of that Stock Option. Each Stock Option shall become vested with respect to Shares subject to that Stock Option on such date or dates and on the basis of such other criteria, including, without limitation, the performance of the Company, as the Committee may determine, in its discretion, and as shall be specified in the applicable Stock Option Award Agreement; provided, however, that each Stock Option shall be subject to a minimum three-year vesting period. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other law or other changes in circumstances occurring after the grant of such Stock Option.

A Stock Option granted under the Plan shall terminate, and the right of the Participant (or the Participant's estate, personal representative, or beneficiary) to purchase Shares upon exercise of the Stock Option shall expire, after the date determined by the Committee at the time the Stock Option is granted (the “Expiration Date”). No Stock Option, however, may have a life of more than 10 years after the date the Stock Option is granted. In the case of a Participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, or the stock of any subsidiary at the time an ISO is granted, the ISO may not have a life of more than five years after the date on which it is granted. The date on which the Committee approves the granting of a Stock Option shall be deemed the date on which the Stock Option is granted, unless the Committee specifically designates a different date on which the Stock Option shall be deemed to have been granted, subject to Section 6.(A) of the Plan.

(C)	Exercise of Stock Options.

(1)

By an Eligible Employee or Participant During Continuous Employment. Subject to Section 6.(E) below, during the lifetime of an Eligible Employee or Participant to whom a Stock Option is granted, the Stock Option may be exercised only by the Eligible Employee or Participant.

An Eligible Employee or Participant who has been continuously employed by the Company, its parent or the Company’s or its parent’s subsidiaries and affiliates since the date of the Stock Option grant is eligible to exercise all Stock Options granted beginning on the Vesting Date, or on the date on which the Stock Option is granted, whichever is later, and continuing up to and including the Expiration Date. The Committee will decide in each case to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall not for this purpose be deemed interruptions of continuous employment.

(2)

By a Former Employee. If a Participant’s employment by the Company and its subsidiaries terminates for any reason other than death, disability or retirement (as each is defined below) then: (a) to the extent any Stock Option held by such Participant is not vested as of the date of such termination, such Stock Option shall automatically terminate on such date; and (b) to the extent any Stock Option held by such Participant is vested as of the date of such termination, such Stock Option may thereafter be exercised for a period of 90 days (or, with respect to NQSOs, such longer period as the Committee may specify at or after grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided that, upon the termination of the Participant’s employment by the Company or its subsidiaries for illegal conduct, any and all unexercised Stock Options granted to such Participant shall immediately lapse and be of no further force or effect.

(3)

In Case of Retirement. If a Participant who was granted a Stock Option terminates employment due to retirement, as such term is defined in the State Auto Insurance Companies Employee Retirement Plan (the “Retirement Plan”) (regardless of whether such Participant is eligible to retire from the Retirement Plan), the Stock Options shall immediately vest and must be exercised as follows: (a) ISOs must be exercised within 90 days of such termination (but no later than the Expiration Date) and (b) NQSOs must be exercised on or before the Expiration Date. If the Participant should become permanently and totally disabled, as defined in Code Section 22(e)(3) or die within the aforementioned 90-day period following termination due to retirement, the provisions contained in Section 6.(C), paragraphs 4 and 5 hereof respectively, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by a Participant whose employment terminates due to retirement prior to the Vesting Date.

(4)

In Case of Permanent and Total Disability. If a Participant who was granted a Stock Option terminates employment with the Company and its subsidiaries because of permanent and total disability, as defined in Code Section 22(e)(3), such Stock Option must be exercised as follows: (a) ISOs must be exercised within one year of such termination (but no later than the Expiration

Date), and (b) NQSOs must be exercised on or before the Expiration Date. If the Participant should die within the aforementioned one-year period following termination due to such permanent and total disability, the provisions contained in Section 6.(C), paragraph 5 hereof, shall apply. Notwithstanding Section 6.(B), all Stock Options previously granted to the Participant may be immediately exercised by the Participant who becomes permanently and totally disabled, as defined in Code Section 22(e)(3), prior to the Vesting Date.

(5)

In Case of Death. If a Participant who was granted a Stock Option dies, such Stock Options must be exercised as follows: (a) ISOs must be exercised within one year of such death (but no later than the Expiration Date), and (b) NQSOs must be exercised on or before the Expiration Date, provided that if such Participant dies with less than 90 days remaining prior to the Expiration Date, the estate or successor(s) in interest of such Participant shall have a period of 180 days from the date of death of such Participant to exercise such Stock Option, regardless of the Expiration Date.

(6)	Sequential Exercise Requirement. ISOs and NQSOs may be exercised in any order the Participant may deem appropriate.

(7)

Termination of Stock Options. A Stock Option granted under this Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of this Plan, it can no longer be exercised for Shares originally subject to the Stock Option. Except as otherwise permitted by the Committee in its sole discretion, no Stock Option held by a transferee of a Participant pursuant to Section 6.(E)(3), below, shall remain exercisable for any period of time longer than would otherwise be permitted under Sections 6.(C)(2),(3),(4) and (5) without specification of other periods by the Committee as provided therein.

(D)

Method of Exercise. Any Stock Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under terms of the Plan and of the Stock Option Award Agreement between the Company and the Participant.

Each Stock Option granted under this Plan shall be deemed exercised, in whole or in part, when the Participant shall indicate the decision to do so by written notice delivered in person or by facsimile or electronic transmission or by certified mail to the Secretary of the Company. The notice shall state the election to exercise the Stock Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates is to be registered and the address and Social Security Number of such recipient. The notice shall be signed by the person or persons entitled to exercise the Stock Option and, if the Stock Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to legal counsel of the Company, of the right of such person to exercise the Stock Option. The Participant shall at the same time tender to the Company payment in full, in cash or by certified bank cashier’s or teller’s check, for the Shares for which the Stock Option is exercised and shall comply with such other reasonable requirements as the Committee may establish, pursuant to Section 11.(D) of the Plan. These provisions shall not preclude exercise of, or payment for a Stock Option by any other proper legal method specifically approved by the Committee, including, but not limited to, the constructive delivery or actual delivery of eligible, unrestricted Shares with a Fair Market Value equal to the total option price at the time of exercise in accordance with rules and procedures prescribed or approved by the Committee.

Except as otherwise set forth in any agreement between the Participant and the Company with respect to the Stock Option, as approved by the Committee, no person, estate or other entity shall have any of the rights of the shareholder with reference to Shares subject to a Stock Option until a certificate for the Shares has been issued by the Company.

A Stock Option granted under this Plan may be exercised for any lesser number of Shares than the full amount for which it could be exercised. Such a partial exercise of a Stock Option shall not affect the right to exercise the Stock Option from time to time in accordance with this Plan for the remaining Shares subject to the Stock Option. The Stock Option may be exercised only with respect to full Shares and no fractional Shares of common stock shall be issued upon exercise of the Option.

(E)

Non-Transferability. Except as provided in this paragraph, no Stock Option granted to an Eligible Employee or Participant under the Plan shall be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant, or the Participant's legal representative. Any attempted transfer (other than as provided in this paragraph) shall be null and void. Without limiting the generality of the foregoing, (1) ISOs may be transferred only upon the Participant’s death and only by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, (2) NQSOs may be transferred by will or the laws of descent and distribution and, in the case of such a transfer, shall be exercisable only by the transferee or such transferee’s legal representative, and (3) the Committee may, in its sole discretion and in the manner established by the Committee, provide for the irrevocable transfer, without payment of consideration, of any NQSO by a Participant to such Participant’s parent(s), spouse, children, grandchildren, nieces, or nephews or to the trustee of a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons, and, in the case of such transfer, such NQSO shall be exercisable only by the transferee or such transferee’s legal representative. In addition, NQSOs and, if permitted by applicable law, ISOs may be transferred pursuant to a Qualified Domestic Relations Order, as defined in Code Section 414(p), to a Participant’s former spouse. Any such Stock Option which is transferred shall continue to be subject to all provisions and conditions of the Plan and the Stock Option Award Agreement applicable to the Stock Option prior to its transfer, including without limitation, vesting requirements, restrictions on transferability and limitations on exercise following termination of employment or death or disability, provided that the person receiving the transfer shall have the same right to exercise as the Participant who transferred the Option, notwithstanding Section 11.(D) to the contrary. Notwithstanding the foregoing, the Committee shall only have authority to grant Stock Options which may be transferred pursuant to this Section if it is reasonably satisfied that such grant will not cause other Stock Options under the Plan to lose the exemption provided by Rule 16b-3 promulgated under the Exchange Act as amended from time to time.

(F)

No Stock Option Repricing Without Shareholder Approval. The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the Company’s shareholders.

Section 7.	Restricted Shares

Restricted Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Restricted Share grant shall be evidenced by a Restricted Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation, the following provisions:

(A)

Price. The purchase price for Restricted Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) actual or constructive delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(B)

Acceptance of Restricted Shares. At the time of the Restricted Share Award, the Committee may determine that such Shares shall, after vesting, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Restricted Share Award Agreement.

Notwithstanding the foregoing, each Restricted Share shall have a minimum three-year vesting period. Awards of Restricted Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Restricted Share Award Agreement. The Participant shall not have any rights with respect to the grant of Restricted Shares unless and until the Participant has executed the Restricted Share Award Agreement, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of the Award.

(C)

Share Restrictions. Subject to the provisions of the Plan and the applicable Restricted Share Award Agreement, during such period as may be set by the Committee, in its discretion, and as shall be set forth in the applicable Restricted Share Award Agreement (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Restricted Shares during the Restriction Period, which rights shall be set forth in the applicable Restricted Share Award Agreement.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Restricted Shares or to remove any or all restrictions after the grant of such Restricted Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its parent or subsidiaries terminates during the Restriction Period, all Restricted Shares held by such Participant and still subject to restriction, shall be forfeited by the Participant.

(D)

Stock Issuances and Restrictive Legends. Upon execution and delivery of the Restricted Share Award Agreement as described above and receipt of payment of the full purchase price for the Restricted Shares subject to such Restricted Share Award Agreement, the Company shall, no later than 30 days thereafter, issue the Restricted Shares. Restricted Shares may be issued in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear an appropriate restrictive legend. Notwithstanding the foregoing to the contrary, the Company may, in the Committee’s sole discretion, issue Restricted Shares (whether or not such Restricted Shares are, at the time of such issuance, the subject of an Award) to the trustee of a trust set up by the Committee, consistent with the terms and conditions of the Plan, to hold such Restricted Shares until the restrictions thereon have lapsed (in full or in part, in the Committee’s sole discretion), and the Committee may require that, as a condition of any Restricted Share Award, the Participant shall have delivered to the Company or such trustee, as appropriate, a stock power, endorsed in blank, relating to the Restricted Shares covered by the Award.

(E)

Stockholder Rights. Unless otherwise provided in the applicable Restricted Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Restricted Shares covered by an Award unless and until the Restricted Shares have been duly issued and delivered to him under the Plan.

(F)

Expiration of Restriction Period. Upon the expiration of the Restriction Period without prior forfeiture of the Restricted Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

Section 8.	Performance Shares

Performance Shares awarded under the Plan shall be subject to the following terms and conditions and such additional terms and conditions not inconsistent with the terms of the Plan as the Committee deems appropriate. Each Performance Share grant shall be evidenced by a Performance Share Award Agreement, executed as set forth in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)	Performance Periods and Goals.

(1)

The performance period for each Award of Performance Shares shall be of such duration as the Committee shall establish at the time of the Award (the “Performance Period”), but in no event less than one calendar year. There may be more than one Award in existence at any one time, and Performance Periods may differ.

(2)

The Committee shall establish in writing a range of performance goals (the “Performance Goals”) to be achieved during the Performance Period at the time of each Award of Performance Shares (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders return, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Shares awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Shares awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Shares awarded for the Performance Period.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by United States generally accepted accounting principles (“GAAP”), and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any Performance Share Award, including, without limitation, the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(B)

Price. The purchase price for Performance Shares shall be any price set by the Committee and may be zero. Payment in full of the purchase price shall be made by certified or bank cashier’s check or other form of payment acceptable to the Company, or, if approved by the Committee, by (1) delivery of unrestricted Shares having a Fair Market Value on the date of such delivery equal to the total purchase price, or (2) a combination of the preceding methods.

(C)

Acceptance of Performance Shares. At the time of the Performance Share Award, the Committee may determine that such Shares shall, after vesting pursuant to the Performance Period and Performance Goal provisions described above, be further restricted as to transferability or be subject to repurchase by the Company or forfeiture upon the occurrence of certain events determined by the Committee, in its sole discretion, and specified in the Performance Share Award Agreement. Awards of Performance Shares must be accepted by the Participant within 30 days (or such other period as the Committee may specify at grant) after the grant date by executing the Performance Share Award Agreement. The Participant shall not have any rights with respect to the grant of Performance Shares unless and until the Participant has executed the Performance Share Award Agreement, delivered a fully executed copy thereof to the Company and otherwise complied with the applicable terms and conditions of the Award.

(D)	Share Restrictions. Subject to the provisions of the Plan and the applicable Performance Share Award Agreement, during the Performance Period and any additional Restriction Period (as defined in

Section 7.(C), above), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Performance Shares. Furthermore, the Committee shall have the authority, in its sole discretion, to determine the voting rights (which may be full or limited), dividend rights (which may be full or limited), or other shareholder rights associated with the Performance Shares during the Restriction Period, which rights shall be set forth in the applicable Performance Share Award Agreement; provided, however, that dividends and/or dividend rights shall not be granted in connection with unearned Performance Shares.

The Committee shall have the authority, in its sole discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Performance Shares. Unless otherwise determined by the Committee at or after grant or termination of the Participant’s employment, if the Participant’s employment by the Company and its subsidiaries terminates during the Performance Period or the Restriction Period, all Performance Shares held by such Participant and still subject to restriction shall be forfeited by the Participant.

(E)

Stock Issuances and Restrictive Legends. Despite the execution and delivery of the Performance Share Award Agreement as described above, the Company shall have no obligation to issue the Performance Shares prior to the vesting of the Performance Shares, provided that the Company shall issue the Performance Shares no later than 30 days after such vesting and after payment in full of the purchase price for such Performance Shares. Performance Shares may be issued, whenever issued, in the form of a certificate, by book entry, or otherwise, in the Company’s sole discretion, and shall bear such restrictive legend as is consistent with applicable restrictions, if any, including without limitation those represented by the Performance Period and Performance Goals and those described in Section 8.(D), above. The Committee may require that, whenever issued, the Performance Shares be issued to and held by the Company or a trustee until the restrictions on such Performance Shares have lapsed (in full or in part), and that, as a condition of any Performance Share Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Performance Shares covered by the Award.

(F)

Stockholder Rights. Unless otherwise provided in the applicable Performance Share Award Agreement, no Participant (or his executor or administrator or other transferee) shall have any rights of a stockholder in the Company with respect to the Performance Shares covered by an Award unless and until the Performance Shares have been duly issued and delivered to him under the Plan.

(G)

Expiration of Restriction Period. Subject to fulfillment of the terms and conditions of the applicable Performance Share Award Agreement and any other vesting requirements related to the applicable Performance Period or Performance Goals, upon the expiration of the Restriction Period without prior forfeiture of the Performance Shares (or rights thereto) subject to such Restriction Period, unrestricted Shares shall be issued and delivered to the Participant.

(H)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of grant and set forth in the Performance Share Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the issuance to such Participant (or his legal representative or designated beneficiary) of all or a portion of the Performance Shares which would have been issued to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period for any other reason, all Performance Shares shall be forfeited.

Section 9.	Performance Units

The Committee may award performance units under the Plan (“Performance Units”), which shall represent the right of the Participant to receive an amount equal to the value related to the Performance Units awarded, such value to be determined in the manner established by the Committee at the time of the Award, but may not be less than a value per Performance Unit equal to the Fair Market Value of a Share. For each calendar year, the maximum number of Performance Units which may be granted to any individual during that year shall not exceed 100,000 Performance Units. Each Performance Unit grant shall be evidenced by a Performance Unit Award Agreement as provided in Section 5, above, which shall be consistent with the Plan, including without limitation the following provisions:

(A)

Establishment of Performance Accounts. At the time of an Award consisting in whole or in part of Performance Units, the Company shall establish an account (the “Performance Account”) in the name of the Participant to whom such Performance Units are awarded. Performance Units awarded to a Participant shall be credited to such Participant’s Performance Account.

(B)	Performance Periods and Goals.

(1)	The Performance Period for each Award of Performance Units shall be of such duration as the Committee shall establish at the time of the Award, but in no event less than one calendar year.

There may be more than one Award outstanding at any one time, and Performance Periods may differ for different Awards.

(2)

The Committee shall establish in writing a range of Performance Goals to be achieved during the Performance Period at the time of each Award of Performance Units (but in no event later than 90 days after the commencement of the Performance Period). The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholder return, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m). Performance Units awarded to Participants will be earned as determined by the Committee with respect to the attainment of the Performance Goals set for the Performance Period. At the end of each Performance Period, the Committee shall certify the extent to which the Performance Goals were met during the Performance Period. Attainment of the highest Performance Goal for the Performance Period will earn 100% of the Performance Units awarded for the Performance Period; failure to attain the lowest Performance Goal for the Performance Period will earn none of the Performance Units awarded for the Performance Period.

(3)

Attainment of the Performance Goals will be calculated from the consolidated financial statements of the Company but shall exclude (a) the effects of changes in federal income tax rates, (b) the effects of unusual, non-recurring and extraordinary items as defined by GAAP and (c) the cumulative effect of changes in accounting principles in accordance with GAAP. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period. The Committee may, in its sole discretion, subject to the limitations of Section 11.(J), vary the terms and conditions of any Performance Unit Award, including without limitation the Performance Period and Performance Goals, without stockholder approval, as applied to any recipient who is not a “covered employee” with respect to the Company as defined in Code Section 162(m). In the event applicable tax or securities laws change to permit the Committee discretion to alter the governing performance measures as they pertain to covered employees without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

(C)

Rights and Benefits During Performance Period. The Committee may provide that amounts equivalent to interest at such rates as the Committee may determine shall be payable with respect to Performance Units. All amounts payable pursuant to this Section 9.(C) shall be credited for valuation purposes to the Participant’s Performance Account.

(D)	Payment Respecting Performance Units.

(1)

Performance Units shall be earned to the extent that the terms and conditions of the Plan and the applicable Performance Unit Award Agreement are met. Notwithstanding the foregoing, Performance Units and any other amounts credited to the Participant’s Performance Account shall be payable to the Participant only when, if, and to the extent that the Committee determines to make such payment.

(2)

Any payment determination with respect to each Award of Performance Units and the corresponding Performance Period shall be made by the Committee during the first two months following the end of the Performance Period.

(3)

Payment for Performance Units and any related amounts equivalent to interest may be made in a lump sum or in installments, in cash, Shares, other Awards, other property or a combination thereof, and may have such other terms as the Committee may determine.

(E)

Termination of Employment. If a Participant’s employment by the Company and its subsidiaries terminates before the end of any Performance Period due to the Participant’s death, disability (as defined by the Committee in its discretion at the time of Grant and set forth in the Performance Unit Award Agreement), or Change in Control, the Committee, taking into consideration the performance of such Participant, the level of attainment of the Participant’s Performance Goals and the performance of the Company over the Performance Period, may authorize the payment to such Participant (or his legal representative or designated beneficiary) of all or a portion of the amount which would have been paid to him had his employment continued to the end of the Performance Period. If the Participant’s employment by the Company and its subsidiaries terminates for any other reason, all Performance Units and amounts credited to the Participant’s Performance Account shall be forfeited.

Section 10.	Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Stock and factors that may influence the value of the Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 10.

Section 11.	Other Provisions

(A)

Adjustments upon Changes in Capitalization. In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends or any other increase or reduction of the number of outstanding Shares without receiving consideration in the form of money, services or property deemed appropriate by the Board, the aggregate number of Shares subject to the Plan shall be proportionately adjusted, and the number of Shares and the option price for each Share subject to the unexercised portion of any then outstanding Award shall be proportionately adjusted with the objective that the Participant’s proportionate interest in the Company shall remain the same as before the change without any change in the total option price applicable to the unexercised portion of the then outstanding Awards, all as determined by the Committee in its sole discretion.

In the event of any other recapitalization or any merger, consolidation or other reorganization of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate to accurately reflect the number and kind of Shares deliverable, and the option prices payable, upon subsequent exercise of any then outstanding Awards, as determined by the Committee in its sole discretion.

The Committee’s determination of the adjustments appropriate to be made under this Section 11.(A) shall be conclusive upon all Participants and other Eligible Employees under the Plan. Notwithstanding anything in this Section 11.(A) to the contrary, any adjustment made under this Section 11.(A) shall be made in a manner that will not constitute a “modification” within the meaning defined in Code Section 424(h).

(B)	Change in Control.

(1)

Impact of Event. Notwithstanding any provision of this Plan or any Award Agreement to the contrary (unless such Award Agreement contains a provision referring specifically to this Section 11.(B) and stating that this Section 11.(B) shall not be applicable to the Award evidenced by such Award Agreement), if a Change in Control or a Potential Change in Control (each as defined below) occurs, then:

(a)

Any and all Stock Options theretofore granted and not fully vested shall thereupon become vested and exercisable in full and shall remain so exercisable in accordance with their terms, and the restrictions applicable to any or all Restricted Shares, Performance Shares and Performance Units shall lapse and such Shares and Awards shall be fully vested; provided that no Stock Option or other Award right which has previously been exercised or otherwise terminated shall become exercisable; and

(b)

The Company may, at its option, terminate any or all outstanding, unexercised Stock Options and portions thereof not more than 30 days after such Change in Control or Potential Change in Control; provided that the Company shall, upon such termination and with respect to each Stock Option so terminated, pay to the Participant of each terminated Stock Option (or such Participant’s transferee, if applicable) cash, less applicable withholding taxes, in an amount equal to the difference between the option price, as described in Section 6.(C), and the “Change in Control Price” (as defined in Section 11.(B)(4)) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Company may determine prior to the Change in Control; and provided further that if such Change in Control Price is less than such option price, then the Board may, in its sole discretion, terminate such Stock Option without any payment.

(c)

In the event of a Change in Control or a Potential Change in Control, as defined herein, the accelerated vesting provided above shall occur only if the Participant incurs a termination of employment with the Company and any related entity within one (1) year of the Change in Control or Potential Change in Control; provided, however, that if the Change in Control or Potential Change in Control involves a change in the ownership of the Company and the successor entity does not provide benefits of equal or greater value at the time of the transaction, the Participant’s Award(s) shall automatically vest upon the close of the Change in Control or Potential Change in Control transaction. For purposes of the Plan, “termination of employment” means a separation from service as defined in Code Section 409A, as amended.

(2)	Definition of Change in Control. For purposes of Section 11.(B)(1), a Change in Control means the happening of any of the following:

(a)

When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(b)

When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 11.(B)(2)(b); or

(c)

The occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company or subsidiary through purchase of assets, by merger or otherwise; or

(d)	The occurrence of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.

(3)	Definition of Potential Change in Control. For purposes of Section 11.(B)(1), a Potential Change in Control means the happening of any one of the following:

(a)	The approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 11.(B)(2) above; or

(b)

The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company, a subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee) and other than State Automobile Mutual Insurance Company) of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(4)

Definition of Change in Control Price. For purposes of this Section 11, “Change in Control Price” means the highest price per share bid or paid, as applicable, in any transaction reported by the National Association of Securities Dealers on the Nasdaq Stock Market or otherwise or on any stock exchange on which the Shares are listed or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the 60-day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event).

(C)

Compliance with Law and Approval of Regulatory Bodies. No right under the Plan shall be exercisable and no Shares will be delivered under this Plan except in compliance with all applicable Federal and State laws and regulations including, without limitation, compliance with withholding tax requirements, compliance with Federal and State securities laws and regulations and with the rules of all domestic stock exchanges on which the Company’s Shares may be listed. Any Share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and State laws and regulations, to implement buy-sell restrictions or for other purposes deemed appropriate by the Committee. No Stock Option shall be exercisable and no Shares will be delivered under this Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or State, having jurisdiction over such matters as the Committee may deem advisable. The Company shall not be required to deliver any Shares or other securities under the Plan prior to such registration or other qualification of such Shares or other securities under any State or Federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

In the case of the exercise of any Stock Option by a person or estate acquiring the right to exercise the Stock Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the Stock Option and may require consents and releases of taxing authorities that it may deem advisable.

The Committee may require each person acquiring Shares under the Plan (1) to represent and warrant to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof, and (2) to make such additional representations, warranties and agreements with respect to the investment intent of such person or persons as the Committee may reasonably request. Any certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All Shares or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or State securities law, and the Committee may cause a legend or legends to be put on any certificates evidencing such Shares to make appropriate reference to such restrictions.

(D)

Forfeiture Events. The Board may, in its discretion, require that all or any portion of the value of the Awards made under the Plan, as well as any gain on the exercise of such Awards, is subject to an obligation of repayment to the Company upon: (i) the violation of any non-competition and confidentiality covenant applicable to the Participant; (ii) a financial restatement where (1) the amount of the Participant’s Award(s) was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (2) the Participant engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (3) the amount of the Participant’s Award(s) would have been lower than the amount actually awarded or received by such Participant had the financial results been properly reported; or (iii) the Participant has engaged in any wrongful conduct during the Participant’s employment with the Company which has a material adverse effect on the Company as determined by the Board, in good faith.

(E)

No Right to Employment. The adoption of the Plan, its operation, any document describing or referring to the Plan, or any part thereof, or the grant of one or more Awards to an Eligible Employee shall not confer upon any Participant under this Plan any right to continue in the employ of the Company or its subsidiaries or any other affiliated entity, or shall not in any way affect the right and power of the Company to terminate the employment of any Participant under this Plan at any time with or without assigning a reason therefore, to the same extent as the Company might have done if this Plan had not been adopted.

(F)

Restriction on Exercise After Termination. Notwithstanding any provision of this Plan to the contrary, no unexercised right created under this Plan (an “Unexercised Right”) and held by a Participant on the date of termination of such Participant’s employment by the Company and its subsidiaries for any reason shall be exercisable after such termination if, prior to such exercise, the Participant violates any non-competition or confidentiality agreement or similar provision set forth in the Award Agreement pursuant to which such Unexercised Right was awarded.

(G)

Successors in Interest. This Plan shall be binding upon, inure to the benefit of, and be enforceable by and against successors, assignees and transferees of the Company and, if appropriate, the personal representatives and heirs of the Eligible Employee or Participant.

(H)

Rights as a Stockholder. No Participant or his executor or administrator or other transferee shall have any rights of a stockholder in the Company with respect to the Shares covered by an Award unless and until such Shares have been duly issued and delivered to him under the Plan.

(I)

Acceleration of Rights. The Committee shall have the authority, in its discretion, to accelerate the time at which a Stock Option or other Award right shall be exercisable whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the grant of the Award.

(J)

Interpretation, Amendment or Termination of the Plan. The interpretation by the Committee of any provision of the Plan or of any Award Agreement executed pursuant to the grant of an Award under the Plan shall be final and conclusive upon all Eligible Employees, Participants or transferees under the Plan. The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend or suspend the Plan or may at any time terminate the Plan, provided that: (1) no such action shall materially and adversely affect any outstanding Stock Option or other right under the Plan without the consent of the holder of such Stock Option or other right; and (2) except for the adjustments provided for in Section 11.(A), above, no amendment may be made by Board action without stockholder approval if the amendment would (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the number of Shares which may be issued under the Plan, (c) materially modify the requirements as to eligibility for participation in the Plan, (d) extend the maximum option period of Stock Options or (e) effect any other change which requires stockholder approval under applicable law or regulation. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in applicable tax and securities laws and accounting rules, as well as other developments.

(K)

Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made by the Company to a Participant or transferee nothing contained herein shall give any such Participant or transferee any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

(L)

Protection of Board and Committee. No member of the Board or the Committee shall have any liability for any determination or other action made or taken in good faith with respect to the Plan or any Award granted under the Plan.

(M)

Government Regulations. Notwithstanding any provision of the Plan or any Award Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such Award Agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Shares may then be listed.

(N)	Genders and Numbers. When permitted by the context, each pronoun used in the Plan shall include the same pronoun in other genders and numbers.

(O)

Captions. The captions of the various sections of the Plan are not part of the context of the Plan, but are only labels to assist in locating those sections, and shall be ignored in construing the Plan.

(P)

Effective Date of the Plan. This Plan shall be effective immediately upon approval by the shareholders of the Company (the “Effective Date”). This Plan shall be submitted to the shareholders of the Company for approval at the Company's 2009 annual meeting of shareholders, anticipated to be held on May 8, 2009.

(Q)

Duration of the Plan. Unless previously terminated by the Board, this Plan shall terminate 10 years from the Effective Date and no Award shall be granted under it thereafter, but such termination shall not affect any Award theretofore granted.

(R)	Governing Law. The Plan shall be construed and governed by the laws of the State of Ohio.

(S)

Withholding Tax. The Company, at its option, shall have the right to require the Participant or any other person receiving Shares, Restricted Shares, Performance Shares or Performance Units (including cash payments) to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Shares, Restricted Shares, Performance Shares or Performance Units or, in lieu of such payment, to retain or sell without notice a number of such Shares subject to the applicable Award sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Shares, Restricted Shares, Performance Shares and Performance Units the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The Company, at its option, shall also have the right to require a Participant to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the receipt by the Participant of Shares pursuant to the exercise of a Stock Option, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the amount required to be withheld. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

(T)

Savings Clause. In case any one or more of the provisions of this Plan or any Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan or such Award, as applicable, to be construed so as to foster the intent of this Plan. This Plan and all Awards are intended to comply in all respects with applicable laws and regulations, including Code Section 422, Rule 16b-3 under the 1934 Act (with respect to persons subject to Section 16 of the 1934 Act (“Reporting Persons”)) and Code Section 162(m) (with respect to covered employees as defined under Code Section 162(m) (“Covered Employees”)). In case any one or more of the provisions of this Plan or any Award shall be held to violate or be unenforceable in any respect under Code Section 422, Rule 16b-3 or Code Section 162(m), then, to the extent permissible by law, any provision which could be deemed to violate or be unenforceable under Code Section 422, Rule 16b-3 or Code Section 162(m) shall first be construed, interpreted or revised retroactively to permit the Plan or such Award, as applicable, to be in compliance with Code Section 422, Rule 16b-3 and Code Section 162(m). Notwithstanding anything in this Plan to the contrary, the Committee, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons or Covered Employees without so restricting, limiting or conditioning this Plan with respect to other Participants.

STATE AUTO FINANCIAL CORPORATION 518 E. BROAD ST. COLUMBUS, OH 43215

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STATE AUTO FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐	number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:
01)	Robert E. Baker
02)	Thomas E. Markert
03)	Alexander B. Trevor
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:							For	Against	Abstain
2.	Proposal to amend the Company’s 2009 Equity Incentive Compensation Plan and reaffirm the material terms of such Plan as modified by such amendment.						☐	☐	☐
3.	Ratification of selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2013.						☐	☐	☐
4.	Advisory Vote-Approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders.						☐	☐	☐
NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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M55672-P34168
STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., and in the event he is unable to so act, any one or both of Steven E. English and James A. Yano, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 3, 2013, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1, FOR Proposals 2, 3 and 4 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)